Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

WIRELESS TELECOMMUNICATIONS GROUP, LTD,

WIRELESS TELECOM GROUP, INC.,

E-SPACE ACQUISITIONS LLC

and

ESPACE INC.

Dated: December 4, 2022

ARTICLE V Representations and Warranties of Buyer		32
5.1	Organization and Power.	32
5.2	Authorization and Enforceability.	32
5.3	No Violation.	33
5.4	Governmental Authorizations and Consents.	33
5.5	Litigation.	33
5.6	Financing.	33
5.7	Investment Purpose.	33
5.8	No Brokers.	34
5.9	Representation and Warranty Insurance Policy.	34
5.10	No Inducement or Reliance; Independent Assessment.	34

ARTICLE VI Covenants		35
6.1	Conduct of Companies.	35
6.2	Access Prior to the Closing.	37
6.3	Efforts.	37
6.4	Employee Matters.	38
6.5	Indemnification of Directors and Officers.	39
6.6	Preservation of Books and Records.	40
6.7	SEC Reporting.	40
6.8	Confidentiality; Public Announcements.	41
6.9	Use of Names.	42
6.10	Representation & Warranty Insurance.	42
6.11	Exclusivity.	43
6.12	Restrictive Covenants.	43
6.13	Notification of Certain Matters.	44
6.14	Tax Compliance.	45

ARTICLE VII Conditions to Closing		46
7.1	Conditions to All Parties’ Obligations.	46
(b)	NSIA Regulatory Filing. Buyer shall have received in writing from the Secretary of State for Business, Energy and Industrial Strategy of: (i) a notification under section 14(8)(b)(ii) of the National Security and Investment Act 2021; or (ii) a final order under section 26 of the National Security and Investment Act 2021, and such final order shall be acceptable to Buyer in its sole discretion, other than a final order prohibiting the Contemplated Transactions; or (iii) a final notification under section 26 of the National Security and Investment Act 2021 (any of the foregoing, an “NSIA Clearance”).	46
7.2	Conditions to the Seller’s Obligations.	46
7.3	Conditions to Buyer’s Obligations.	47

ARTICLE VIII Survival; Exclusive Remedies		48
8.1	No Survival.	48
8.2	Exclusive Remedy.	49

ARTICLE IX Termination		49
9.1	Termination Prior to Closing.	49
9.2	Effect of Termination.	50

ARTICLE X Miscellaneous		50
10.1	Transfer Taxes.	50
10.2	Expenses.	50

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10.3	Notices.	51
10.4	Governing Law.	52
10.5	Entire Agreement.	52
10.6	Severability.	52
10.7	Amendment.	52
10.8	Effect of Waiver or Consent.	52
10.9	Parties in Interest; Limitation on Rights of Others.	53
10.10	Assignability.	53
10.11	Disclosure Schedules.	53
10.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	53
10.13	No Other Duties.	54
10.14	Reliance on Counsel and Other Advisors.	54
10.15	Specific Performance.	54
10.16	Release.	54
10.17	Counterparts.	55
10.18	Further Assurance.	55
10.19	Guarantee.	56
10.20	Legal Representation.	57

Exhibits

Exhibit A – Promissory Note

Exhibit A – Guaranty

Exhibit B – Representation and Warranty Insurance Policy

Exhibit C – Contribution Agreement

Agreed Form Documents

Directors’ Resignation Letters

Section 790C Letter

Voting Power of Attorney

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of December 4, 2022, is made by and among Wireless Telecommunications Group, LTD, a company organized under the laws of England and Wales with registered number 10614152 (“Holdings”), Wireless Telecom Group, Inc., a New Jersey corporation (the “Seller”), E-Space Acquisitions LLC, a Delaware limited liability company (“Buyer”), and, solely for purposes of Section 10.19, espace Inc., a Delaware corporation (“Guarantor”). Each of Holdings, the Seller and Buyer are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding equity interests of Holdings (the “Securities”); and

WHEREAS, Buyer desires to purchase the Securities from the Seller on the following terms and conditions, and the Seller desires to sell the Securities to Buyer on the following terms and conditions;

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.5(d).

“Accounting Principles” means in accordance with GAAP using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Companies in the preparation of the Financial Statements; provided, that the Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the Contemplated Transactions, (b) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (c) shall follow the defined terms contained in this Agreement.

“Affiliate” means (a) as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Except as otherwise provided herein, each of the Companies shall be deemed for purposes of this Agreement to be an Affiliate of Buyer from and after the Closing.

“Agreement” means this Securities Purchase Agreement, as it may be amended from time to time.

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“Ancillary Documents” means the Promissory Note, the Guaranty, and any documents in the agreed form.

“Balance Sheet Date” means August 31, 2022.

“BCLP” has the meaning set forth in Section 10.20(a).

“Bid Cash Amount” means Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000).

“Bid Promissory Note Amount” means Seven Hundred Fifty Thousand Dollars ($750,000).

“Books and Records” has the meaning set forth in Section 6.6(a).

“Business” means the business of developing embedded signal processing and RF modules, and LTE PHY/stack software, for 4G and 5G mobile network and related applications, as currently conducted and proposed to be conducted by the Companies.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York City, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the preamble.

“Buyer Guarantee” has the meaning set forth in Section 10.19.

“Buyer Benefit Plan” has the meaning set forth in Section 6.4(b).

“Calculation Time” means 11:59 P.M. New York City, New York time on the date immediately prior to the Closing Date.

“Cash” means the aggregate amount of cash, cash equivalents, security deposits and marketable securities of the Companies (including all third party checks held by the Companies or that have been deposited in any bank account that have not yet cleared), in each case, determined in accordance with the Accounting Principles and subject to the last sentence of Section 6.14.

“Cash Adjustment Amount” has the meaning set forth in Section 2.5(d).

“Chosen Courts” has the meaning set forth in Section 10.12.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Cash” means the aggregate amount of Cash as of the Calculation Time.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Statement” has the meaning set forth in Section 2.5(a).

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“Closing Funded Indebtedness” means the aggregate Indebtedness of the Companies (including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with prepayment) that remains unpaid as of the Calculation Time, which would be required to be repaid in full in order to terminate all obligations under any Indebtedness of the Companies outstanding as of the Calculation Time.

“Closing Net Working Capital” means (a) the sum of the total current assets of the Companies as of the Calculation Time minus (b) the sum of the total current liabilities of the Companies as of the Calculation Time, each as calculated in accordance with the Accounting Principles and the example calculation set forth in Section 1.1 of the Company Disclosure Schedule, and utilizing only those line items and accounts set forth in Section 1.1 of the Company Disclosure Schedule; provided, that for purposes of calculating the Closing Net Working Capital, current assets shall exclude Cash and current liabilities shall exclude Indebtedness and Transaction Expenses.

“Closing Payment” means an amount equal to (a) the Bid Cash Amount plus (b) the Estimated Closing Cash minus (c) the Estimated Closing Funded Indebtedness minus (d) the Estimated Transaction Expenses plus (e) the amount, if any, by which Estimated Closing Net Working Capital exceeds the Net Working Capital Target minus (f) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target.

“Closing Promissory Note Amount” means an amount equal to the Bid Promissory Note Amount, minus $275,000 (the “Retention Bonus Amount”) for the Seller’s contribution to employee retention arrangements established by the Buyer in its discretion, minus $250,000 for the Seller’s contribution to employee severance expenses, and minus $125,000 for the Seller’s contribution to costs incurred in obtaining the Representation and Warranty Insurance Policy pursuant to Section 6.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Companies” means each of Holdings and each Subsidiary Company.

“Company Data” has the meaning set forth in Section 4.22.

“Company Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Seller to Buyer in connection with the execution and delivery of this Agreement.

“Company Employee” has the meaning set forth in Section 6.4(a).

“Company Intellectual Property” means all Intellectual Property owned by the Companies.

“Company IP Agreements” means all Contracts to which a Company is a party relating to: (a) the license or sublicense of Intellectual Property, other than (i) licenses that require annual payments of $25,000 or less, (ii) non-exclusive licenses granted to or by a Company that are incidental to the sale or purchase of products or services in the ordinary course of business, and (iii) non-exclusive licenses granted to or by a Company’s contractors, vendors or other service providers in connection with the provision or receipt of services or (b) the creation or development of Company Intellectual Property by a Company.

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“Company Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact that (a) has had or is reasonably expected to have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Companies, taken as a whole, or (b) prevents the performance by the Seller of its obligations to consummate the Contemplated Transactions; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts, whether alone or in combination, shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect: any adverse event, change, development, effect, condition, circumstance, matter, occurrence or state of facts attributable to (i) any general, regional, global or national economic, monetary or financial condition, including changes or developments in prevailing interest rates, credit markets, securities markets, general economic or business conditions or currency exchange rates, or political or regulatory conditions affecting the entire industry in which the Companies participate, so long as there is not a disproportionate effect on the Companies when compared to other similarly situated businesses, (ii) any act of God (including hurricanes, earthquakes, floods or other natural or man-made disasters), war, armed hostilities, military or police actions or terrorism, or any escalation or worsening thereof, epidemics, disease outbreak or pandemics (including, for the avoidance of doubt, any changes or effects arising in connection with or resulting from COVID-19), public health emergencies, widespread occurrences of infectious diseases or other acts of nature, so long as there is not a disproportionate effect on the Companies when compared to other similarly situated businesses, (iii) operating, business, regulatory or other conditions in the industry in which the Companies operate or the economy as a whole or in any geographical area or market (including any impacts resulting, directly or indirectly, from any pandemic (including COVID-19) and/or any commercially reasonable action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any such pandemic), so long as there is not a disproportionate effect on the Companies when compared to other similarly situated businesses, (iv) any change in Law or GAAP or the interpretation or enforcement thereof (including any impacts resulting, directly or indirectly, from any pandemic (including COVID-19) and/or any commercially reasonable action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any such pandemic), so long as there is not a disproportionate effect on the Companies when compared to other similarly situated businesses, (v) the execution, delivery, performance, pendency or announcement of this Agreement or the Contemplated Transactions (including the failure to obtain any consent or waiver under any Contract listed on Section 4.4 of the Company Disclosure Schedule and including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates), (vi) any action taken or failed to be taken by a Company or its Affiliates at the written request or with the written consent of Buyer, or (vii) any failure of a Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Company Material Adverse Effect,” be taken into account in determining whether a “Company Material Adverse Effect” has occurred or could or would reasonably be expected to occur).

“Company Parties” has the meaning set forth in Section 5.10(a).

“Company Related Person” has the meaning set forth in Section 4.25.

“Company Systems” means the computer hardware, devices, equipment, networks, storage and systems and other similar or related items of automated, computerized and/or software systems used or controlled by the Companies.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement by and between Seller and Buyer, dated May 12, 2022 and the Confidentiality and Governing Law; Assignment; Amendments and Counterparts sections of a letter agreement by and between Seller and Buyer, dated August 1, 2022.

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“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any legally binding agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound, in each case other than invoices and purchase orders.

“Contribution Agreement” has the meaning set forth in Section 2.4(b)(ix).

“COVID-19” means COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, return to work, employment or human resources law, safety or similar Law, directive, guideline or recommendation promulgated by any applicable industry group or Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“D&O Indemnified Parties” has the meaning set forth in Section 6.5(a).

“D&O Insurance Evidence” has the meaning set forth in Section 6.5(c).

“Data Protection Laws” means (a) the UK General Data Protection Regulation; and (b) the Data Protection Act 2018.

“Data Room” has the meaning set forth in Section 1.2(m).

“Deemed Liquidation” means (a) an acquisition of an entity by means of (i) a merger, consolidation, purchase of outstanding shares or tender offer except any such transaction in which the stockholders or other equity owners of such entity immediately prior to such transaction continue to hold immediately after such transaction a majority by voting power of the outstanding shares of capital stock or other equity interests of the surviving or resulting entity or its, or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such entity of all or substantially all the assets of such entity and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to the parent or any majority-owned subsidiary of such entity (any transaction described in this clause (a), a “Change of Control”) or (ii) the dissolution, liquidation or winding up of an entity and payment of the final liquidating distributions to the equity holders of such entity.

“Debt Payoff Letters” has the meaning set forth in Section 2.4(b)(v).

“Disposition Engagement” has the meaning set forth in Section 10.20(a).

“Environmental Laws” means all applicable federal, state or local Laws relating to pollution or protection of the environment.

“Environmental Permits” has the meaning set forth in Section 4.14(b).

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“Equity Securities” of any Person means any and all equity interests, shares of capital stock or options of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“Estimated Closing Cash” has the meaning set forth in Section 2.5(a).

“Estimated Closing Funded Indebtedness” has the meaning set forth in Section 2.5(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Final Adjustment Amount” has the meaning set forth in Section 2.5(d).

“Final Closing Cash” has the meaning set forth in Section 2.5(d).

“Final Closing Funded Indebtedness” has the meaning set forth in Section 2.5(d).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.5(d).

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 2.5(d).

“Final Transaction Expenses” has the meaning set forth in Section 2.5(d).

“Financial Statements” has the meaning set forth in Section 4.6.

“Fraud” means, with respect to any Person, solely with respect to the making of the representations and warranties in this Agreement, and not with respect to any other matter, common law fraud under Delaware Law; provided, however, for purposes of clarity and without limiting the foregoing, Fraud shall not include constructive fraud, equitable fraud, or any claims for fraud based on negligence. Fraud by a Person shall not be imputed to any other Person.

“GAAP” means United Kingdom generally accepted accounting principles and practices in effect from time to time including FRS 102 (being the Financial Reporting Standard applicable in the United Kingdom and Ireland). With respect to the computations pursuant to Section 2.5, GAAP shall be as in effect as of the Calculation Time.

“Guaranty” has the meaning set forth in Section 2.3.

“Governmental Authority” means any nation or government, any supranational, foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any supranational, foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 4.5.

“Hazardous Substances” means any material, substance or waste defined or regulated as a pollutant or as hazardous or toxic under any Environmental Law.

“Holdings” has the meaning set forth in the preamble.

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“Indebtedness” means, without duplication, all indebtedness, principal, interest, premiums, penalties or other payment obligations of the Companies (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar debt securities, (c) under any interest rate or currency protection agreement or similar hedging agreement of any Company, assuming such agreements were terminated minus any amounts payable to such Company in connection with such termination (which may be a positive or negative number), (d) with respect to (i) letters of credit, bank guarantees or bankers’ acceptances and (ii) surety or performance bonds and any other surety obligations; (e) for all capital leases, determined in accordance with the Accounting Principles; (f) for all obligations of other Persons secured by a Lien on any asset of, or guaranteed by, any Company; (g) to pay deferred purchase price for acquired businesses, assets or services (including the maximum amount of any earn-outs or other contingent payments) other than trade payables incurred in the ordinary course of business and accurately reflected in the final calculation of Closing Net Working Capital, (h) for all accrued and/or unpaid Pre-Closing Taxes (which shall not be less than zero, and shall not include any offsets or reductions with respect to tax refunds, or tax overpayments made prior to the Closing), and (i) for guarantees provided by any Company in respect of Indebtedness of the type referred to in clauses (a) through (h) above; provided, that Indebtedness shall not include (i) accounts payable, accrued expenses and other amounts included as a current liability in the calculation of the Closing Net Working Capital, and (ii) obligations under operating leases, determined in accordance with the Accounting Principles.

“Indebtedness Adjustment Amount” has the meaning set forth in Section 2.5(d).

“Intellectual Property” means all United States and non-United States: (a) patents and pending patent applications including, but not limited to, continuations, continuations-in-part, divisional applications, Patent Cooperation Treaty (PCT) applications, and provisional applications, (b) copyrights, including copyrights in Software, (c) trademarks, service marks, trade dress, trade names, domain names, social media accounts, and other indicia of origin, (d) computer software, computer software licenses, data, data bases and documentation thereof, (e) trade secrets, inventions, designs, know-how, manufacturing and production processes and techniques, and other proprietary and confidential information, (f) other intellectual property, and (g) all registrations and applications for registration of any of the foregoing; including any of the foregoing intellectual property rights throughout the world.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer within the scope of their employment responsibilities and the actual knowledge such personnel would have after reasonable inquiry of their respective direct reports, as of the date hereof: Gunjan Murarka and Tim Burke.

“Knowledge of the Companies” means the actual knowledge of any of the following personnel of the Companies within the scope of their employment responsibilities and the actual knowledge such personnel would have after reasonable inquiry of their respective direct reports, as of the date hereof: Timothy Whelan, Michael Kandell, Alfred Rodriguez, David Muirhead, Paul Moakes and John Willis.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Lien” means any lien, security interest, pledge or other similar encumbrance.

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“Litigation” has the meaning set forth in Section 4.15.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Customers” has the meaning set forth in Section 4.20(a).

“Material Suppliers” has the meaning set forth in Section 4.20(b).

“Maturity Date” has the meaning set forth in Section 2.3.

“Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.5(d).

“Net Working Capital Target” means $525,000.

“Non-Recourse Party” has the meaning set forth in Section 10.19

“Notice of Claim” has the meaning set forth in Section 8.1(b).

“Objection Dispute” has the meaning set forth in Section 2.5(c).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of formation, incorporation or organization or other similar documents adopted or filed in connection with the creation, formation or organization of such Person, and (b) any limited liability company agreement, operating agreement, partnership agreement, memorandum or articles of association, or bylaws relating to the organization or governance of such Person, in each case, as amended or supplemented from time to time.

“Party” or “Parties” have the meanings set forth in the preamble.

“Permits” has the meaning set forth in Section 4.13(b).

“Permitted Lien” means any (a) Lien in respect of Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings, (b) statutory Liens of landlords, (c) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, or other like Liens arising or incurred in the ordinary course of business, (d) in the case of real property, matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of fact or record, such state of facts of which an accurate survey or inspection of the property would reveal, and the provisions of any Law (including but not limited to zoning, entitlement, building and/or other land use regulations), (e) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security regulations, (g) Liens imposed by applicable securities Laws, and (h) Liens that will be released prior to or as of the Closing.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Plan” means each bonus, stock or unit option, stock purchase, other equity-based profit sharing, profits interest, savings, disability, health, incentive, deferred compensation, retirement, severance, retention, change in control, fringe, or other employee benefit plans or programs, maintained or contributed to or required to be contributed to, by a Company for the benefit of, or relating to, any current or former employees of such Company.

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“Post-Closing Covenants” has the meaning set forth in Section 8.1(a).

“Pre-Closing Taxes” means any Taxes attributable to any period ending on or before the Closing Date (whether due before or after the Closing Date), and in the case of any Straddle Period, Taxes attributed to the period beginning before and ending on the Closing Date as computed in accordance with Section 6.14(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

“Promissory Note” has the meaning set forth in Section 2.3.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.5(b).

“R&D Surrenderable Loss” means a “Chapter 2 surrenderable loss” within the meaning of section 1055 of the Corporation Tax Act 2009.

“R&D Tax Credit” means an R&D tax credit within the meaning of section 1054 of the Corporation Tax Act 2009.

“Real Property Leases” has the meaning set forth in Section 4.9(b).

“Report Period” has the meaning set forth in Section 2.5(b).

“Representation and Warranty Insurance Policy” means that certain representation and warranty insurance policy, collectively with the binder agreement associated therewith, in the form attached hereto as Exhibit B.

“Representatives” means, with respect to any Person, its officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.

“Securities” has the meaning set forth in the recitals.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Marks” has the meaning set forth in Section 6.9.

“Seller Released Claims” has the meaning set forth in Section 10.16.

“Seller Releasees” has the meaning set forth in Section 10.16.

“Seller Releasing Parties” has the meaning set forth in Section 10.16.

“Sensitive Business Information” has the meaning set forth in Section 6.8.

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“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Straddle Period Tax Return” means any Tax Return for a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Subsidiary Companies” means each of the entities set forth on Section 4.3(b) of the Company Disclosure Schedule.

“Tax” or “Taxes” means all domestic or foreign federal, state, and local income, profits, franchise, gross receipts, environmental, customs, duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, capital gains, withholding, excise, value added, and occupancy taxes, or other taxes, duties or assessments of a similar nature imposed by a Governmental Authority, together with all interest, penalties, and additions with respect to such amounts.

“Tax Return” means any report, return, estimate, declaration, information return or statement required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Transaction Expense Invoice” has the meaning set forth in Section 2.4(b)(vii).

“Transaction Expenses” means all out-of-pocket fees and expenses incurred by the Companies in connection with the Contemplated Transactions as of the Closing payable to investment bankers, legal counsel, accountants and other advisors. Transaction Expenses shall not include (i) any Transaction Expenses paid prior to the Calculation Time, (ii) any liabilities included in Closing Net Working Capital and (iii) any Indebtedness.

“Transaction Expenses Adjustment Amount” has the meaning set forth in Section 2.5(d).

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it in this Agreement;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

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(d) References to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits of this Agreement, unless otherwise specified;

(e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g) All monetary figures shall be in U.S. dollars unless otherwise specified;

(h) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified and shall not be construed to limit any general statement that it follows to the specific or similar matters immediately following it;

(i) References to “agreed form” in this Agreement means, in relation to any document, the form of that document which has been initialed for the purpose of identification by BCLP on behalf of the Seller and by Ryan Gardner, Esq. on behalf of the Buyer or otherwise identified in writing (including by way of email) by them;

(j) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;”

(k) The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation;

(l) The words “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires; and

(m) Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to Buyer or its Representatives prior to, or made available for viewing by Buyer or its Representatives in the Project Odyssey electronic data room hosted by Finsight Group, Inc., as that site existed as of 5:00 P.M. U.S. Eastern Time on the day immediately prior to the date of this Agreement (the “Data Room”).

Article II

Purchase and Sale of Securities

2.1 Transfer of Securities.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date and at the Closing, the Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase, acquire, and accept from the Seller, all of the Seller’s right, title, and interest in and to the Securities free and clear of all Liens, other than Liens pursuant to applicable securities Laws.

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2.2 Consideration.

Subject to the terms and conditions of this Agreement, the consideration that Buyer shall pay to the Seller for the Securities and other rights of Buyer hereunder shall be an amount equal to (a) the Bid Cash Amount plus (b) the Final Closing Cash minus (c) the Final Closing Funded Indebtedness minus (d) the Final Transaction Expenses plus (e) the amount, if any, by which Final Closing Net Working Capital exceeds the Net Working Capital Target, or minus (f) the amount, if any, by which Final Closing Net Working Capital is less than the Net Working Capital Target, (the total of the amounts set forth in items (a) through (f), the “Purchase Price”).

2.3 Promissory Note.

(a) In addition to the Purchase Price (paid in accordance with Section 2.2), Buyer shall make payments after Closing to Seller pursuant to a promissory note in the original principal amount equal to the Closing Promissory Note Amount and in the form attached hereto as Exhibit A (the “Promissory Note”). Guarantor, as parent of Buyer, shall execute a parent guaranty attached to the Promissory Note (the “Guaranty”).

(b) The Promissory Note shall be subject to set off in accordance with Section 2.5.

(c) The Promissory Note shall not become due and payable until after the determination of Final Adjustment Amount pursuant to Section 2.5, and thereafter shall become due and payable upon the earliest of (i) the one (1) year anniversary of the Closing, (ii) in the event of the execution of a definitive agreement for a Change of Control or Deemed Liquidation of the Seller occurring after the date hereof, on the second Business Day following written notice from Seller to Buyer of the approval of the shareholders of the Seller of such agreement and transaction, (iii) immediately upon the closing of an equity financing of Buyer occurring on or after January 1, 2023 resulting in gross proceeds to Buyer of at least $47.5 million, (iv) immediately upon the closing of a debt financing of Buyer occurring on or after January 1, 2023 (excluding (i) accounts payable, accrued expenses, letters of credit, subsidiary guaranties and similar liabilities in the ordinary course of business, (ii) lease financings and (iii) other debt-like obligations other than for money borrowed from banks or similar lending institutions), or (v) immediately upon the consummation of a Change of Control or Deemed Liquidation of Buyer occurring after the date hereof (the “Maturity Date”).

2.4 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Bryan Cave Leighton Paisner LLP, 1290 Avenue of the Americas, New York, NY 10104 at 10:00 A.M. U.S. Eastern Time on the date that is two (2) Business Days after the day on which the last of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other date and place as the Parties shall otherwise mutually agree. The Parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or their outside counsel) of their release at Closing.

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(b) At the Closing, the Seller shall deliver or cause to be delivered to Buyer:

(i) the Securities, accompanied by a duly executed stock transfer form in favor of the Buyer together with the share certificate in respect of the Securities and any power of attorney or other authority under which the stock transfer form is executed, all in sufficient form to transfer all right, title and interest in and to the Securities and the stamping and registration of such transfer to Buyer under applicable Law;

(ii) resignations of the directors and officers of each Company in the agreed form;

(iii) a power of attorney and appointment of proxy in the agreed form, executed by the Seller, empowering the Buyer to exercise the Seller’s rights as shareholder of Holdings pending the stamping and registration of the transfer referred to in Section 2.4(b)(i) above;

(iv) a letter from the Seller confirming that it has ceased to be a registrable person (within the meaning of section 790C CA 2006) in relation to each Company;

(v) the statutory registers and minute books of each Company;

(vi) customary payoff letters from all holders of Indebtedness which Indebtedness is to be paid off at Closing (the “Debt Payoff Letters”);

(vii) an invoice from each Person listed on the Closing Date Statement as a payee of Transaction Expenses (other than payees who are employees of one of the Companies) (a “Transaction Expense Invoice”), setting forth the amount owed to it by the Company in connection with the Contemplated Transactions as of the Closing;

(viii) a properly completed and executed IRS Form W-9 (if applicable), from the Seller, each payee of Transaction Expenses at the Closing (other than payees who are employees of one of the Companies), and each lender identified in a Debt Payoff Letter;

(ix) the Contribution Agreement in the agreed upon form attached hereto as Exhibit C (the “Contribution Agreement”) executed by the Seller and its applicable Affiliates; and

(x) an electronic copy of the Data Room.

(c) At the Closing, the Seller shall procure that the board of directors of each Company resolve that:

(i) such persons as the Buyer nominates are appointed as directors of the Company;

(ii) the transfer referred to in Section 2.4(b)(i) above be approved and registered (subject to stamping) and, following registration of the transfer, a new share certificate be issued to the Buyer in respect of the Securities; and

(iii) the resignations referred to in Section 2.4(b)(ii) above be accepted.

(d) At the Closing, the Seller shall procure that a special resolution is passed by Holdings to change its name to a name which does not include the word Wireless Telecom or anything similar to it and which is approved by Buyer.

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(e) At the Closing, Buyer shall deliver or cause to be delivered:

(i) to the Seller, by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on Section 2.4(c) of the Company Disclosure Schedule, an amount equal to the Closing Payment;

(ii) to the Seller, the Promissory Note and the Guaranty;

(iii) to each Person listed on a Transaction Expense Invoice, the amount of Estimated Transaction Expenses designated thereon as due and payable to such Person; and

(iv) to each lender identified on a Debt Payoff Letter, the amount of Estimated Closing Funded Indebtedness that is reflected in such Debt Payoff Letter.

2.5 Adjustments to Purchase Price.

(a) At least two (2) Business Days prior to the Closing Date, Seller shall deliver or cause to be delivered to Buyer a statement (the “Closing Date Statement”) setting forth in reasonable detail Seller’s good faith estimate of (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”), and (iv) the Transaction Expenses (the “Estimated Transaction Expenses”), and the Purchase Price based upon the foregoing.

(b) Within seventy-five (75) days after the Closing Date (“Report Period”), Buyer shall prepare and deliver to the Seller (i) a consolidated balance sheet of Companies as of the Calculation Time and (ii) a written statement (the “Purchase Price Adjustment Statement”) setting forth Buyer’s good faith calculation of the Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, and the Transaction Expenses and the resulting Purchase Price (assuming the amounts set forth in the Purchase Price Adjustment Statement were final) together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Purchase Price Adjustment Statement, all of which shall be prepared and determined in accordance with the Accounting Principles (including, to the extent applicable, the definitions contained herein and the calculations set forth on Section 1.1 of the Company Disclosure Schedule). The Parties agree that the purpose of preparing the balance sheet and determining the Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, the Transaction Expenses, and the related adjustments contemplated by this Section 2.5(b) is to measure the amount of the Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, and the Transaction Expenses, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the balance sheet or determining the Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, and the Transaction Expenses than those used in the preparation of the Estimated Closing Net Working Capital, the Estimated Closing Cash, the Estimated Closing Funded Indebtedness, and the Estimated Transaction Expenses pursuant to Section 2.5(a), and that each shall be prepared or determined, as applicable, in accordance with the Accounting Principles. Following the delivery of the Purchase Price Adjustment Statement, Buyer shall provide the Seller and its Representatives with reasonable access to the business records and documentary materials and analyses during normal business hours of the Companies used in the preparation of the Purchase Price Adjustment Statement and shall, and shall use its reasonable efforts to cause its accountants to, cooperate with and assist the Seller and its accountants in the conduct of the review of such business records, documentary materials and analyses, including by providing reasonable access to any books, records and work papers and making available personnel to the extent reasonably required in connection with such review during normal business hours of the Companies, all to the extent deemed reasonably necessary by the Seller. Buyer agrees that, following the Closing through the date that the Purchase Price Adjustment Statement becomes final, binding and conclusive on all Parties in accordance with this Section 2.5, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures that would reasonably be expected to impede or delay the determination of Closing Net Working Capital, Closing Funded Indebtedness, Closing Cash and the Final Adjustment Amount or the preparation of any Objection Dispute or the final Purchase Price Adjustment Statement. Notwithstanding the first sentence of this Section 2.5(b), Buyer may elect not to prepare and deliver to the Seller the consolidated balance sheet and Purchase Price Adjustment Statement, and if Buyer does not deliver the Purchase Price Adjustment Statement to the Seller within the Report Period, then the Closing Date Statement and the Estimated Closing Net Working Capital, Estimated Closing Cash, the Estimated Closing Funded Indebtedness and the Estimated Transaction Expenses as set forth thereon shall be final and binding for all purposes hereunder.

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(c) If the Seller disagrees with the calculation of any of the items set forth in the Purchase Price Adjustment Statement, the Seller shall notify Buyer in writing of such disagreement (an “Objection Dispute”) within thirty (30) days after receipt of the Purchase Price Adjustment Statement by the Seller; provided, however, that in the event that Buyer does not provide any materials reasonably requested by the Seller within five (5) days of request therefor, such thirty (30) day period shall be extended by one day for each additional day required for Buyer to fully respond to such request. Any Objection Dispute shall specify in reasonable detail the nature of any disagreement so asserted. If the Seller fails to deliver written notice of an Objection Dispute to Buyer within thirty (30) days after delivery of the Purchase Price Adjustment Statement to the Seller, the Purchase Price Adjustment Statement shall be deemed final and binding on the Parties for purposes of this Agreement, including the calculation of the Purchase Price.

(d) If the Seller delivers a notice of an Objection Dispute pursuant to Section 2.5(c), Buyer and the Seller shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and the Seller shall be final and binding upon the Parties and the Purchase Price Adjustment Statement shall be adjusted in accordance with such resolution. If Buyer and the Seller are unable to resolve all Objection Disputes within thirty (30) days of delivery of written notice of such Objection Disputes by the Seller to Buyer, then the disputed matters shall, at the request of either the Seller or Buyer, be referred for final determination to a Big 4 accounting firm mutually agreed to by Buyer and Seller (the “Accounting Firm”) within fifteen (15) days thereafter. If such firm is unable to serve, Buyer and the Seller shall jointly select an Accounting Firm from an accounting firm of national standing. If Buyer and the Seller are unable to agree upon an Accounting Firm within such time period, then the Accounting Firm shall be an accounting firm of national standing designated by the American Arbitration Association. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the unresolved items in dispute that were included in the notice of an Objection Dispute were prepared in accordance with this Agreement, including the Accounting Principles, and the engagement agreement with the Accounting Firm shall instruct the Accounting Firm to determine, on such basis, whether and to what extent the Purchase Price Adjustment Statement requires adjustment. The Accounting Firm shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and the Seller have disagreed, within the applicable time periods and on the terms specified in Section 2.5(c) and this Section 2.5(d), and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Firm shall deliver to Buyer and the Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 2.5 and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Seller or less than the smallest value for such item claimed by either Buyer or the Seller. Such report shall be final and binding upon all of the Parties for purposes of this Agreement, and the Purchase Price Adjustment Statement shall be adjusted in accordance with such report. The fees, expenses and costs of the Accounting Firm shall be borne by Buyer and the Seller, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Firm by such party that are unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller. For example, if the Seller challenges items underlying the calculations on the Purchase Price Adjustment Statement in the net amount of $1,000,000, and the Accounting Firm determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear 60% of the fees and expenses of the Accounting Firm and the Seller shall bear the remaining 40% of the fees and expenses of the Accounting Firm. Upon the agreement of Buyer and the Seller in accordance with the first sentence of this Section 2.5(d) or the decision of the Accounting Firm, or if the Seller fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.5(c), the Purchase Price Adjustment Statement, as adjusted (if applicable) pursuant to the terms of this Agreement, shall be deemed to be the final Purchase Price Adjustment Statement for purposes of this Section 2.5 (the “Final Purchase Price Adjustment Statement”) and shall be deemed to be final and binding on the Parties for purposes of this Agreement. The Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, and the Transaction Expenses, each as shown on the Final Purchase Price Adjustment Statement, shall be referred to as the “Final Closing Net Working Capital,” the “Final Closing Cash,” the “Final Closing Funded Indebtedness,” and the “Final Transaction Expenses,” respectively. For purposes of this Agreement, the “Final Adjustment Amount,” which may be positive or negative, means the sum of the Net Working Capital Adjustment Amount plus the Indebtedness Adjustment Amount plus the Cash Adjustment Amount plus the Transaction Expense Adjustment Amount; provided that, notwithstanding anything to the contrary in this Agreement, in no event shall the Final Adjustment Amount exceed in the aggregate $100,000 in favor of Buyer or Seller. The “Net Working Capital Adjustment Amount”, which may be positive or negative, means the Final Closing Net Working Capital minus the Estimated Closing Net Working Capital. The “Indebtedness Adjustment Amount”, which may be positive or negative, means the Estimated Closing Funded Indebtedness minus the Final Closing Funded Indebtedness. The “Cash Adjustment Amount”, which may be positive or negative, means the Final Closing Cash minus the Estimated Closing Cash. The “Transaction Expense Adjustment Amount”, which may be positive or negative, means the Estimated Transaction Expenses minus the Final Transaction Expenses.

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(e) If the Final Adjustment Amount is a positive number, the Seller shall be entitled to receive from Buyer an amount in cash equal to the Final Adjustment Amount; provided that the Final Adjustment Amount shall be capped at and shall be not be greater than $100,000. If the Final Adjustment Amount is a negative number, Buyer shall be entitled to offset from the Promissory Note an amount equal to the absolute value of the Final Adjustment Amount, up to the remaining amount due and payable under the Promissory Note.

(f) If the Seller is entitled to receive payment pursuant to Section 2.5(e), then (i) Buyer shall, not more than five (5) Business Days after determination of the Final Adjustment Amount, make payment of the Final Adjustment Amount by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller and Buyer) to, or as directed by, the Seller.

(g) If Buyer is entitled to receive payment pursuant to Section 2.5(e), Buyer shall be entitled to, and there shall automatically be set off against the Promissory Note an amount equal to the absolute value of the Final Adjustment Amount, up to the remaining amount due and payable under the Promissory Note. Set off against the Promissory Note shall be Buyer’s sole and exclusive remedy with respect to any claims arising out of or relating to the Final Adjustment Amount (including in the event that the Final Adjustment Amount exceeds the remaining amount due and payable under the Promissory Note) and neither Buyer nor any of its Affiliates shall have any claim against the Seller in respect thereof, absent Fraud.

(h) Any payment or setoff pursuant to Section 2.5(f) or Section 2.5(g) shall be made together with interest thereon at a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks on the Closing Date, calculated on the basis of the number of days elapsed from the Closing Date to the date of payment.

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Article III

Representations and Warranties of the Seller

The Seller hereby represents and warrants to Buyer that each of the statements contained in this Article III is true and correct as of the date hereof and will be true and correct as of the Closing Date:

3.1 Organization and Power.

The Seller is duly organized, validly existing and in good standing in its jurisdiction of organization. The Seller has all requisite power and authority to (i) own or lease and to operate its properties and assets and to carry on its business as currently conducted, except where the failure to hold such power and authority would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to consummate the Contemplated Transactions, and (ii) execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

3.2 Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which the Seller is a party and the performance by the Seller of the Contemplated Transactions that are required to be performed by the Seller have been duly authorized by the Seller, and no other corporate proceedings on the part of the Seller (including without limitation any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Seller is a party or the consummation by the Seller of the Contemplated Transactions that are required to be performed by the Seller. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by the Seller will be at the Closing, duly authorized, executed and delivered by the Seller and assuming that such agreements are a valid and legally binding obligation of the other parties hereto or thereto (other than Holdings), constitute, or as of the Closing Date will constitute, a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 Ownership of the Securities.

The Seller is the record and beneficial owner and holder of all of the Securities, free and clear of any and all Liens.

3.4 No Violations.

The execution and delivery by the Seller of this Agreement and the Ancillary Documents to which the Seller is a party, consummation by the Seller of the Contemplated Transactions and compliance by the Seller with the terms of this Agreement and the Ancillary Documents to which the Seller is a party will not (a) conflict with or violate any provision of the Organizational Documents of the Seller, or (b) conflict with or violate in any material respect any Law applicable to the Seller or by which its respective properties are bound. Neither the Seller nor its respective Affiliates are subject to any Contract that would materially impair or delay the Seller’s ability to consummate the Contemplated Transactions.

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3.5 Consents and Approvals.

No Governmental Consents are required to be obtained or made by Seller in connection with the execution, delivery and performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is, or is to be, a party, or the consummation by Seller of the Contemplated Transactions.

3.6 Litigation.

There is no Litigation pending or, to the knowledge of the Seller, threatened against or involving the Seller or its properties or business, at law or in equity, or before any Governmental Authority, which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or any action taken or to be taken in connection herewith or therewith or seeks to prohibit, enjoin or otherwise challenge the Seller’s ability to consummate the Contemplated Transactions.

3.7 No Brokers.

Except for CDX Advisors, the Seller has not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

Article IV

Representations and Warranties with respect to the Companies

Each of the Seller and Holdings hereby jointly and severally represent and warrant to Buyer that each of the statements contained in this Article IV is true and correct as of the date hereof and will be true and correct as of the Closing Date:

4.1 Organization and Power.

(a) Each Company is duly organized, validly existing and in good standing in its jurisdiction of organization. Each Company has all corporate or limited liability company power, as applicable, and authority necessary to own or lease and to operate its properties and assets and to carry on its business as currently conducted and, in the case of Holdings, to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Section 4.1(a) of the Company Disclosure Schedule accurately sets forth the name and jurisdiction of incorporation or formation of each of the Companies.

(b) Each Company is duly qualified to do business as a foreign corporation or foreign limited liability company, as applicable, and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned, operated or leased by it requires such qualification.

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4.2 Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Holdings is a party and the performance by Holdings of the Contemplated Transactions that are required to be performed by Holdings have been duly authorized by Holdings, and no other corporate proceedings on the part of Holdings are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Holdings is a party or the consummation of the Contemplated Transactions that are required to be performed by Holdings. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Holdings will be at the Closing, duly authorized, executed and delivered by Holdings and assuming that such agreements are a valid and legally binding obligation of the other parties hereto or thereto (other than the Seller), constitute, or as of the Closing Date will constitute, a valid and legally binding agreements of Holdings, enforceable against Holdings, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 Capitalization; Subsidiaries.

(a) The authorized Equity Securities of the Companies are as set forth on Section 4.3(a) of the Company Disclosure Schedule. All outstanding Equity Securities are duly authorized, have been validly issued, are fully paid, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom and are owned, directly or indirectly, by the Seller. All of the Securities are owned of record and beneficially solely and directly by the Seller. None of the Companies has any outstanding options or other securities convertible into or exchangeable or exercisable for, directly or indirectly, any shares of its capital stock or limited liability company interests (as applicable) or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of its capital stock or limited liability company interests (as applicable).

(b) None of the Companies have any direct or indirect Subsidiaries nor do any of the Companies own, directly or indirectly, any Equity Securities in any Person except for the Subsidiary Companies as set forth on Section 4.3(b) of the Company Disclosure Schedule.

4.4 No Violation.

The execution and delivery of this Agreement and the Ancillary Agreements to which Holdings is a party and the consummation of the Contemplated Transactions by Holdings and compliance with the terms of this Agreement and the Ancillary Documents to which Holdings is a party do not (a) conflict with or violate any provision of the Organizational Documents of any Company, (b) conflict with or violate, in any material respect, any Law or Order applicable to the Companies or by which their respective properties are bound, (c) except as set forth on Section 4.4 of the Company Disclosure Schedule, violate or result in a material breach of or constitute a default under, or require the consent of or ,except as set forth on Section 4.4 of the Company Disclosure Schedule, notice to any third party under, or result in or permit the termination of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under any Material Contract, or (d) result in the creation of any Lien, other than a Permitted Lien on (i) any of the assets of the Companies or (ii) any Equity Securities in any of the Companies.

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4.5 Governmental Authorizations and Consents.

Except as disclosed on Section 4.5 of the Company Disclosure Schedule, no material consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Seller or Holdings in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which the Seller or Holdings is, or is to be, a party or the consummation by Holdings of the Contemplated Transactions.

4.6 Financial Statements.

Section 4.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the statutory audited balance sheet and statement of income and retained earnings of each of the Companies as of or for the periods ended December 31, 2020 and December 31, 2021 and (ii) the unaudited balance sheet and statement of income as of and for the eight (8) months ended the Balance Sheet Date of each of the Companies. Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, the Financial Statements (i) have been prepared in all material respects in accordance with GAAP applied on a basis consistent with prior periods; (ii) are complete and accurate in all material respects and fairly present in all material respects the financial condition of the Companies as of its respective date and the results of operations and retained earnings, as the case may be, of the Companies for the period covered thereby, subject in the case of interim Financial Statements to the absence of footnote disclosure and to end-of-period adjustments which, individually and in the aggregate, are not material, and (iii) were derived from the books and records of the Companies, which books and records are true and complete in all material respects.

4.7 No Undisclosed Material Liabilities.

There is no material liability, commitment or obligation of the Companies other than (a) liabilities, commitments or obligations reflected, accrued or reserved against in the interim Financial Statements, (b) those incurred since the Balance Sheet Date in the ordinary course of business, (c) liabilities or obligations incurred in connection with the Contemplated Transactions and included in Transaction Expenses, or (d) as set forth in Section 4.7 of the Company Disclosure Schedule. As of the Closing, the Companies shall have no Indebtedness or Transaction Expenses except as set forth on the Closing Date Statement.

4.8 Absence of Certain Changes.

Except as set forth in Section 4.8 of the Company Disclosure Schedule, (a) since the Balance Sheet Date, there has not been any change in the business, operations, assets, liabilities or financial condition of the Companies that has had, individually or in the aggregate, a Company Material Adverse Effect and (b) since June 30, 2022 through the date hereof, no Company has:

(i) acquired (including by merger, consolidation or acquisition of stock), sold, leased, transferred, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $100,000 in the aggregate, or $25,000 in any individual instance, or any business, other than acquisitions or sales in the ordinary course of business;

(ii) incurred Indebtedness that exceeds $100,000 in the aggregate, or $25,000 in any individual instance;

(iii) modified its Organizational Documents;

(iv) issued, sold or otherwise permitted to become outstanding any shares of capital stock or limited liability company units or other Equity Securities, or split, combined, reclassified, repurchased or redeemed any shares of capital stock or limited liability company units or other Equity Securities;

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(v) declared, set aside, or paid any dividend or made any distribution to its equityholders;

(vi) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(vii) permitted any Lien upon any of the assets of any Company, other than Permitted Liens;

(viii) delayed or postponed any payment of accounts payable or other liabilities outside of the ordinary course of business or accelerated the collection of any accounts receivable or other payment outside of the ordinary course of business;

(ix) (A) modified or amended, or (B) canceled or terminated, any Material Contract;

(x) made any capital expenditures in excess of $100,000 in the aggregate or $25,000 in any individual instance;

(xi) cancelled or waived in writing any right to payment with a value in excess of $100,000 in the aggregate or $25,000 in any individual instance, or settled any claim requiring payment in excess of $100,000 in the aggregate or $25,000 in any individual instance;

(xii) increased or agreed to make any increase in the compensation payable by such Company to any of its employees, other than annual increases in the ordinary course of business, consistent with past practices, or entered into an employment or other compensation agreement with any employee of the Companies, providing for aggregate salary at a rate of more than $50,000 per annum;

(xiii) changed its material accounting policies or procedures except to the extent required to conform with GAAP;

(xiv) made any loan to, or entered into any other transactions with, any Company Affiliates, managers, officers or employees other than in the ordinary course of business;

(xv) waived, settled or commenced any Litigation in a manner that would have a Company Material Adverse Effect;

(xvi) sold, assigned, transferred, conveyed, exclusively licensed, covenanted not to assert, abandoned, allowed to lapse or otherwise disposed of any material Company Intellectual Property, other than in the ordinary course of business;

(xvii) unless required by applicable Law, (A) made, changed or revoked any material Tax election, (B) settled or compromised any material Tax claim, (C) filed any material amended Tax Return or (D) adopted or changed any income or other material accounting method in respect of Taxes; or

(xviii) authorized, agreed, resolved or committed to any of the foregoing.

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4.9 Real Property.

(a) None of the Companies own any real property.

(b) Section 4.9(b) of the Company Disclosure Schedule includes an accurate and complete list of all material real property leases, subleases, licenses or other occupancies used by any Company or to which any Company is a party as lessee (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. No material default by any Company, or, to the Knowledge of the Companies, the lessor, exists under any Real Property Leases. Each Real Property Lease is legal, valid and binding on, and enforceable against, the Company which is party to such Real Property Lease, and, to the Knowledge of the Companies, on and against the lessor, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as set forth on Section 4.9(b) of the Company Disclosure Schedule, the Companies are not subleasing or licensing to any Person the right to use or occupy any portion of the Leased Real Property.

4.10 Title; Condition of Property.

(a) The Companies have good and valid title to (or a valid leasehold interest in (subject to the terms of the applicable lease) or other right to use, as the case may be) the material assets, rights and properties shown to be owned by the Companies on the balance sheets contained within the Financial Statements or used by the Companies in the conduct of their business as currently conducted, free and clear of all Liens, other than Permitted Liens (except for such assets, rights and properties as have been disposed of by any of the Companies after the Balance Sheet Date in the ordinary course of business). Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, the assets, rights and properties owned or leased by the Companies, or any of them, constitute all material property, real and personal, tangible and intangible, used by the Companies to conduct the business of the Companies as currently conducted in the ordinary course of business.

(b) Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, all tangible personal property which is material to conduct the business of the Companies as currently conducted has been maintained in reasonable operating condition and repair, in the ordinary course of business in a manner consistent with past maintenance practices of the Companies.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of all of the following items of Company Intellectual Property: issued patents, pending patent applications, trademark and service mark registrations, pending applications to register trademarks or service marks, copyright registrations, pending applications to register copyrights and domain name registrations. Each of the items of Company Intellectual Property identified on Section 4.11(a) of the Company Disclosure Schedule is in good standing with the Governmental Authorities with which such Company Intellectual Property is registered or pending. Each item of Company Intellectual Property is valid, subsisting and enforceable, and there is no pending, or threatened, Litigation or claim or allegation asserting the invalidity or unenforceability of any item of Company Intellectual Property. All necessary registration, maintenance and renewal fees in connection with such registered Company Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Seller Intellectual Property.

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(b) Section 4.11(b) of the Company Disclosure Schedule contains a complete and accurate list of (i) all licenses and other rights granted by any Company to any Person with respect to any Intellectual Property (excluding non-exclusive licenses granted in the ordinary course of business to any of the Companies customers) and (ii) all licenses and other rights granted by any Person to any of the Companies with respect to any Intellectual Property (excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to the Seller in the ordinary course of business and easily replaceable without material expense) (collectively, the “IP Licenses”). The Companies have complied in all material respects with all of their obligations pursuant to any license or agreement relating to the distribution, modification, reproduction and any other use of any Intellectual Property owned by a third party, including the proper computation, reporting and payment of all license fees required to be paid by the Companies. Except as set forth on Section 4.11(b) of the Company Disclosure Schedule, the license for each component of each of the Companies’ products or services that the Companies license from a third party is easily capable of being replaced without material time delay and on commercially reasonable terms. The Companies have fully paid for their use of all Intellectual Property licensed from a third party.

(c) The Companies own or otherwise have sufficient right to use all Intellectual Property that is used in the conduct of the business of the Companies as currently conducted.

(d) The operation of the business of the Companies does not infringe or misappropriate, and has not infringed or misappropriated any Intellectual Property of third parties in any material respect. No Litigation alleging misappropriation or infringement of the Intellectual Property of any Person or contesting the validity, ownership or enforceability of any of the Company Intellectual Property is pending or threatened in writing against any Company, except as set forth in Section 4.11(d) of the Company Disclosure Schedule.

(e) To the Knowledge of the Companies, no third party is infringing or misappropriating any Company Intellectual Property in any material respect. No Litigation by any Company against any third party alleging misappropriation or infringement of any of the Company Intellectual Property are pending, except as set forth in Section 4.11(e) of the Company Disclosure Schedule.

(f) No present or former employee, consultant, officer or director of any Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

4.12 Contracts.

(a) Material Contracts. Section 4.12(a) of the Company Disclosure Schedule is an accurate and complete list, as of the date hereof, of all of the following Contracts to which one of the Companies is a party (the “Material Contracts”):

(i) Contracts with respect to which any Company has any liability or obligation involving more than $50,000, contingent or otherwise;

(ii) Contracts with respect to which any Company expects to receive payments, incur costs or services, of more than $50,000 in any twelve month period;

(iii) Contracts under which the amount payable by any Company is dependent on the revenue, income or other similar measure of such Company or any other Person;

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(iv) Contracts evidencing Indebtedness for borrowed money with a principal amount in excess of $100,000;

(v) all employment agreements or offer letters that provide for annual base salary in excess of $50,000;

(vi) all Company IP Agreements that are material to the operation of the business of the Companies;

(vii) leases of personal property under which a Company is the lessee and is obligated to make payments in excess of $25,000 per annum;

(viii) Contracts providing for any material business acquisition or disposition by a Company entered into at any time during the last two (2) years;

(ix) Contracts providing for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000, individually or in the aggregate;

(x) Contracts (A) limiting the freedom of a Company to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, (B) containing a most favored nation, price restriction, non-competition, non-solicitation, no-hire, right of first refusal or similar provision in favor of any third party, or (C) obligating any Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(xi) any collective bargaining agreements;

(xii) any joint venture, strategic alliance, co-marketing, co-promotion, co-packing, joint development and limited partnership agreements;

(xiii) any distributor agreements, sales representative agreements, reseller agreements or similar agreements that provide for annual payments by a Company of $100,000 or more;

(xiv) Contracts with any Governmental Authority;

(xv) Contracts with a Material Customer;

(xvi) Contracts with a Material Supplier; and

(xvii) Contracts relating to the NXP access agreement.

(b) Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. Except as disclosed in Section 4.12(b) of the Company Disclosure Schedule, (i) each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid, binding and in full force and effect, (ii) the Company party to such Material Contract is not in default under or in material breach of, or in receipt of any written or, to the Knowledge of the Companies, other claim of default under or material breach of, such Material Contract, and (iii) to the Knowledge of the Companies, no other party to any Material Contract is in default under or in material breach of any Material Contract. During the 12-month period prior to the date hereof, no party to any Material Contract has exercised any termination rights with respect thereto or provided written or, to the Knowledge of the Companies, other notice of intent to exercise such termination rights or has given written or, to the Knowledge of the Companies, other notice of any material dispute with respect to any Material Contract, which dispute has not been fully and finally resolved.

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4.13 Compliance with Laws.

(a) Each Company is, and has been at all times during the last five (5) years, in compliance, in all material respects, with all applicable Laws of applicable Governmental Authorities. No written or, to the Knowledge of the Companies, other notice has been received by any Company alleging a material violation of any Law.

(b) Each Company holds all registrations, licenses, permits, authorizations and approvals of Governmental Authorities (“Permits”) which are required under applicable Law for the operation of the business of such Company as currently conducted as of the date hereof except such Permits whose absence would not, individually or in the aggregate, be material to the Companies, taken as a whole. All such material Permits are, as of the date hereof, in full force and effect, and during the last five (5) years no suspension, revocation, cancellation or modification of any of them has been made. Copies of all such material Permits have been made available to Buyer.

4.14 Environmental Matters.

Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a) Each Company is, in all material respects, in compliance with all applicable Environmental Laws at the Leased Real Property;

(b) Each Company is in current possession of all Permits required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) as reasonably required to carry on the business of the Companies as currently conducted and is, in all material respects, in compliance with the terms and conditions of such Environmental Permits;

(c) No Company is the subject of any pending or, to the Knowledge of the Companies, threatened (in writing or otherwise) Order or Litigation alleging liability under any Environmental Law, except for such Order or Litigation which, if adversely determined, would not reasonably be expected to have a Company Material Adverse Effect; and

(d) There are no releases of Hazardous Substances at the Leased Real Property requiring investigation or remediation pursuant to Environmental Law except for such releases that are not reasonably expected to have a Company Material Adverse Effect.

Notwithstanding anything to the contrary, no representation or warranty is made regarding Environmental Laws, Hazardous Substances, Environmental Permits, or other related environmental matters other than the explicit representations and warranties contained in this Section 4.14.

4.15 Litigation.

Except as set forth in Section 4.15 of the Company Disclosure Schedule: (a) there are no legal actions, suits, investigations, claims or proceedings (“Litigation”) pending or threatened in writing or, to the Knowledge of the Companies, orally against any Company or the assets or business of any Company or, to the Knowledge of the Companies, against any member, officer, director, manager or employee of any Company in relation to the affairs of any Company, at law or in equity, or before any Governmental Authority; and (b) there is no Order to which any Company is subject that would reasonably be expected to have a Company Material Adverse Effect.

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4.16 Labor Matters.

(a) Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, there are no employment, consulting, management, severance, retention, change of control or other similar Contracts between any Company and any of its employees or independent contractors that are not terminable at will without monetary obligation or more than 30 days’ notice other than as required by applicable Law.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, no Company (i) is party to any collective bargaining agreements with any labor organization or union, works council, or other employee organization representing employees of the Companies (and no such agreement is currently being requested by, or is under discussion by management with, any employees of the Companies) and no Company is currently negotiating, or obligated to negotiate, any such agreement with any union, or other labor organization; and (ii) is subject to any order for compulsory union recognition.

(c) Each Company is in compliance in all material respects with all applicable Laws respecting employment, wages, hours, overtime pay, discrimination, withholdings and deductions, classification and payment of employees, independent contractors and consultants, employment, workers’ compensation, occupational health and safety, immigration, and the terms and conditions of employment of the employees of such Company. There are no material complaints, charges or claims or other Litigation against any Company pending before any Governmental Authority, threatened in writing or, to the Knowledge of the Companies, otherwise threatened to be brought or filed with any Governmental Authority, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of, or failure by such Company to employ, any individual.

(d) There are no investigations or Litigation pending or threatened by any Company against any current or former employee or consultant based on any violation or alleged violation of any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement.

4.17 Employee Benefits.

(a) Section 4.17(a) of the Company Disclosure Schedule lists all material Plans, other than individual offer letters, employment agreements or consulting agreements.

(b) With respect to each Plan, the Companies have provided to Buyer accurate and complete copies of the following documents, to the extent applicable: (i) all material Plan documents, (ii) all material funding documents in respect of any Plan which is required to be funded and all material administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements and investment manager agreements, and (iii) each summary plan description and each summary of material modification regarding the terms and provisions thereof.

(c) Each Plan has been established, maintained and administered in compliance in all material respects with its terms and all applicable Laws.

(d) As of the date hereof, there is no material Litigation pending, threatened in writing or, to the Knowledge of the Companies, threatened orally by or on behalf of any Plan, any employee or beneficiary covered under any Plan or any Governmental Authority involving any Plan, or otherwise involving any Plan (other than routine claims for benefits).

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(e) Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, neither the execution of this Agreement nor consummation of the Contemplated Transactions will, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due any director, manager, employee, independent contractor, consultant or officer under any Plan, except as expressly provided in this Agreement, or (ii) result in any new or increased contribution required to be made to any Plan.

(f) Each Company has complied in all material respects with its automatic enrolment obligations as required by the UK Pensions Act 2008 and associated legislation.

(g) Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, no Company is bound by any Contracts or has entered into any forms of commitments regarding pensions and other employee benefit plans (whether funded or unfunded) relating to retirement, death, disability, medical benefits (other than sick-pay) under which any Company has any funding obligations.

(h) All contributions, Tax, expenses and premiums due to or in respect of any Plan from the Companies or an employee or former employee of the Companies have been paid.

(i) Section 4.17(i) of the Company Disclosure Schedule contains a complete and accurate listing of the employees employed by each Company as of the date hereof, including those employees who are on leave of absence or layoff status, and sets forth each such employee’s: position; base salary rate; earned or accrued and unpaid bonuses, incentive compensation or commissions; change of control or sales bonus compensation; severance rights; and other compensation.

(j) There is no charge or complaint alleging an unfair labor practice pending against any of the Companies nor is there any labor strike, work stoppage, or other material labor dispute pending, threatened in writing or, to the Knowledge of the Companies, threatened orally against the Companies.

(k) Except as set forth on Section 4.17(k) of the Company Disclosure Schedule, the equity compensation awards set forth on Section 4.17(a) of the Company Disclosure Schedule do not create any liability or obligation on the part of the Companies (other than as set forth on the Closing Date Statement), and will terminate following the Closing under the terms of Seller’s equity compensation plans, awards and related agreements without any liability or obligation on the part of the Companies.

4.18 Taxes.

Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by the Companies have been filed and such Tax Returns were true and correct in all material respects. The Companies have paid all material Taxes required to be paid by them, whether or not shown as payable on such Tax Returns. The Companies are not the beneficiaries of any extensions of time within which to file any Tax Return.

(b) There are no Liens for Taxes with respect to any of the assets or properties of the Companies other than Permitted Liens.

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(c) There are no outstanding agreements or waivers extending the statutory period of limitation for the assessment and collection of any Taxes applicable to any material Tax Returns required to be filed with respect to any Company.

(d) Each Company has deducted, withheld and paid over to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid over in connection with amounts paid or owing to any employee, creditor or interest holder.

(e) No Equity Securities in the Companies or options to acquire Equity Securities or interests in Equity Securities in the Companies have been issued to or made available to any employees of the Companies that may give rise to any Taxes on or after the Closing or in the period starting on the date of this Agreement and ending on the Closing Date.

(f) To the Knowledge of the Companies, no enquiry, audit or other administrative proceeding is pending or being conducted with respect to any Tax Return filed by any Company. No judicial proceeding is pending or being conducted with respect to any Tax Return filed by any Company.

(g) Except with respect to the affiliated group of which the Companies are currently a member, none of the Companies (i) is or ever has been a member of a group for United Kingdom Tax purposes, or (ii) has any liability for the Taxes of any Person as a transferee or successor.

(h) No Company has been party to any scheme or arrangement notifiable by any person under Part 7 of the Finance Act 2004 of the United Kingdom.

(i) None of the Companies is a party to any Tax sharing, Tax indemnity, Tax allocation, Tax group payment arrangement or similar agreement or arrangement with respect to Taxes (other than agreements entered into in the ordinary course and the primary purpose of which is not related to Taxes).

(j) No Tax liability would arise to a Company if it were to dispose of any intangible fixed assets, goodwill or Company Intellectual Property at the date of this Agreement for a price equal to the net book value shown in, or adopted for the purposes of, the interim Financial Statements as the value of such intangible fixed assets, goodwill or Company Intellectual Property.

(k) Each Company since its incorporation has been resident for Tax purposes only in the United Kingdom, has not at any time been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other Tax purpose, and has not been subject to U.S. federal income tax under any provision of the Code or required to file any Tax Returns in the United States.

(l) Each Company is a taxable person for the purposes of value added tax in the United Kingdom and is not a member of a group for VAT purposes in the United Kingdom.

(m) Any document that may be necessary or desirable in proving the title of a Company to any asset which is owned by that Company at the date of this Agreement is duly stamped for United Kingdom stamp duty purposes or has had the transfer or registration tax due in respect of it paid.

(n) Neither entering into this Agreement nor the Closing will result in the withdrawal of any stamp duty or transfer or registration tax relief granted on or before the date of this Agreement which will affect a Company.

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(o) No Company has engaged in any transactions outside its ordinary course of business during its current Tax period that could increase the amount of “GILTI” or “subpart F income” under Code sections 951 and/or 951A above the amount of “GILTI” or “subpart F income” of such Company determined without regard to such transactions outside the ordinary course of business (other than, for the avoidance of doubt, any such increases that are attributable to the election described in Section 6.14(c).

Notwithstanding anything to the contrary, no representation or warranty is made regarding Taxes other than the explicit representations and warranties contained in this Section 4.18 and the explicit references to Tax or Taxes in the other representations and warranties contained in Article IV.

4.19 Insurance.

Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of all policies of insurance maintained by, or for the benefit of, each Company as of the date hereof (specifying the insurer and type of insurance) and also a true and complete list of each claim made by a Company in the last three (3) years. With respect to each insurance policy listed on Section 4.19 of the Company Disclosure Schedule, (a) no Company nor, to the Knowledge of the Companies, insurer is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, (b) such policy is in full force and effect and except as set forth on Section 4.19 of the Company Disclosure Schedule all premiums due and payable thereon have been paid in full, (c) to the Knowledge of the Companies, no Company has failed to give notice in respect of any material claim under such policy in due and timely fashion with the effect of materially limiting or impairing the rights of any of the Companies under such policy, and (d) no Company has received any written notice threatening early termination of, or a material premium increase with respect to, such policy.

4.20 Customers and Suppliers.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth the top ten (10) customers of the Companies, taken as a whole (based on the dollar amount of sales to such customers) for the fiscal year ending December 31, 2021 (the “Material Customers”) , which customers accounted in the aggregate for greater than 95% of the Companies’ revenue for such period. Since July 1, 2022, no Material Customer has provided written or, to the Knowledge of the Companies, oral notice to any Company (i) of its intention to terminate, cancel, not renew, materially and adversely change or renegotiate the terms of, or materially and adversely change its relationship with the Companies, or (ii) alleging or disputing any breach or default or exercising any material right under its agreements or arrangements with the Companies.

(b) Section 4.20(b) of the Company Disclosure Schedule sets forth the top fifteen (15) suppliers and vendors of the Companies, taken as a whole (based on the dollar amount of purchases made by the Companies) for the fiscal year ending December 31, 2021 (the “Material Suppliers”). Since July 1, 2022, no Material Supplier has provided written, or to the Knowledge of the Companies, oral notice to any Company (i) of its intention to terminate, cancel, not renew, materially and adversely change or renegotiate the terms of, or materially and adversely change its relationship with the Companies, or (ii) alleging or disputing any breach or default or exercising any material right under its agreements or arrangements with the Companies.

4.21 Bank Accounts.

Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of the name and address of each bank or financial institution with which the Companies have an account or safe deposit box and the name of each Person who is an authorized signatory or has access thereto or control thereunder.

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4.22 Data Privacy.

The Companies have:

(a) established written information security policies, procedures, and programs that include not less than reasonable technical, administrative, and physical safeguards designed to protect the availability, integrity, security, and confidentiality of the Company Systems and the data and information stored on the Company Systems (“Company Data”) and protect against unauthorized access to or use or alteration of the Company Systems and the Company Data;

(b) not in the last two years been notified in writing of any requirement and, to the Knowledge of the Companies, there have been no facts or circumstances that would require the Companies, to give notice to any customers or other individuals of any actual or suspected breach of security relating to, or unauthorized access to or acquisition of, Company Data; and

(c) not in the last two years received any notice, complaint or other correspondence from any competent data protection authority relating to compliance with the Data Protection Laws.

4.23 No Brokers.

Except for CDX Advisors, the Companies have not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.24 International Trade.

The Companies have acted in the past three (3) years:

(a) in material compliance with the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 and Money Laundering Regulations 2007, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law;

(b) in material compliance with all relevant anti-boycott Laws and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

(c) except as set forth in Section 4.24 of the Company Disclosure Schedule, in material compliance with any import or export control or sanctions Laws of any jurisdiction, including without limitation:

(i) the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo Laws and executive orders administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, as amended from time to time;

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(ii) the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time, and any Laws related thereto;

(iii) the Export Control Act 2002, Export Control Order 2008 and any other foreign trade related Laws administered by the UK Export Control Joint Unit and HM Revenue and Customs, and sanctions Laws administered by HM Treasury and the Office of Financial Sanctions Implementation; and

(iv) in material compliance with any required export or re-export permits, licenses or authorizations granted under such Laws, which permits, licenses or authorizations are set forth in Section 4.24(c) of the Company Disclosure Schedule; and

(d) in material compliance with any and all applicable import Laws of any applicable jurisdiction, including without limitation:

(i) the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time;

(ii) the customs Laws and regulations administered by HM Revenue & Customs; and

(iii) in material compliance with any required import permits, licenses, authorizations and general licenses granted under such Laws, which permits, licenses and authorizations are described in Section 4.24 of the Company Disclosure Schedule.

4.25 Agreements with Company Related Person.

Except as set forth in Section 4.25 of the Company Disclosure Schedule, no Company is indebted to, or a party to any agreement with, any Affiliate (other than another Company), director or officer of any Company (or in the case of any such Person who is an individual, any member of his or her immediate family) (each, a “Company Related Person”), other than employment or similar agreements with such persons for salaries for services rendered, reimbursable business expenses or benefits under the Plans. To the Knowledge of the Companies, none of the Companies or their respective Affiliates, shareholders, members, managers, employees, officers or directors (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than another Company), which is a material client, supplier, customer, lessor, lessee or competitor of any Company or (b) owns any property right, tangible or intangible, which is used by a Company in the conduct of its business.

4.26 Disclaimer.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS OF THE SELLER EXPRESSLY SET FORTH IN Article III AND OF SELLER AND HOLDINGS SET FORTH IN THIS Article IV, NEITHER THE SELLER NOR HOLDINGS, NOR ANY OF THEIR RESPECTIVE MANAGERS, OFFICERS, DIRECTORS, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, NOR IS BUYER OR ANY AFFILIATE THEREOF RELYING UPON, ANY REPRESENTATION OR WARRANTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN Article III OR Article IV, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, HEREIN TO BUYER, OR ANY OTHER PERSON (A) IN RESPECT OF THE COMPANIES OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (B) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (C) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN Article III OR Article IV, BUYER IS ACQUIRING THE SECURITIES AND THE COMPANIES ON AN “AS IS, WHERE IS” BASIS.

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Article V

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Seller that each of the statements contained in this Article V is true and correct as of the date hereof and will be true and correct as of the Closing Date:

5.1 Organization and Power.

Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware and has all limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not reasonably be expected to have a material adverse effect on Buyer or materially impair the ability of Buyer to consummate the Contemplated Transactions.

5.2 Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions that are required to be performed by Buyer have been duly authorized by Buyer, and no other proceedings on the part of Buyer (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the Contemplated Transactions that are required to be performed by Buyer. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer and assuming that such agreements are a valid and legally binding obligation of the other parties hereto or thereto, constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer, enforceable against the Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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5.3 No Violation.

The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, consummation by Buyer of the Contemplated Transactions and compliance by Buyer with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the Organizational Documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Buyer or by which its respective properties are bound. Neither Buyer nor its respective Affiliates are subject to any Contract that would materially impair or delay Buyer’s ability to consummate the Contemplated Transactions.

5.4 Governmental Authorizations and Consents.

Except as set forth on Section 5.4 to the Company Disclosure Schedules, no Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery and performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions.

5.5 Litigation.

As of the date hereof, there is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer or its properties or business, at law or in equity, or before any Governmental Authority, which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or any action taken or to be taken in connection herewith or therewith or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

5.6 Financing.

Buyer has, as of the date hereof, and will continuously have available to it at all times prior to the Closing (either in the form of cash on hand and/or available and usable capacity under its existing credit facilities) and at the Closing will have, in the form of cash, sufficient funds to consummate the Contemplated Transactions, including the payment of all amounts payable pursuant to Article II. Buyer expressly acknowledges and agrees that Buyer’s ability to obtain financing is not a condition to its obligations under this Agreement.

5.7 Investment Purpose.

Buyer is acquiring the Securities solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Buyer agrees that no Equity Securities of any Company may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding its investment in the Securities for an indefinite period (including total loss of its investment), and is sophisticated and knowledgeable in the business of the Companies and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment independently.

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5.8 No Brokers.

Neither Buyer nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

5.9 Representation and Warranty Insurance Policy.

Buyer has obtained the Representation and Warranty Insurance Policy from a reputable insurance company or managing general underwriter chosen by Buyer. The Representation and Warranty Insurance Policy names Buyer as the “named insured” and Buyer’s Affiliates (including, post-Closing, the Companies) as additional insureds, and provides (a) coverage to include inaccuracies in and breaches of all representations and warranties of the Seller and Holdings, and (b) except in the case of claims of Fraud under this Agreement, insurer will not be entitled to (and affirmatively waives) subrogation rights of recovery against the Seller or its Affiliates or Representatives. The Representation and Warranty Insurance Policy attached hereto as Exhibit B is accurate, true, correct, and complete and the same has not, to the Knowledge of Buyer, been revoked or terminated nor to the Knowledge of Buyer do any conditions exist that would render such documents void, voidable, or rescindable.

5.10 No Inducement or Reliance; Independent Assessment.

(a) Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Seller, the Companies or any of their respective Affiliates, officers, managers, directors, employees, agents or Representatives (collectively, the “Company Parties”), except for the representations and warranties of the Seller expressly set forth in Article III and the representations and warranties of Seller and Holdings expressly set forth in Article IV, whether or not any such representations, warranties or statements were made in writing or orally. Buyer represents and warrants that no Company Party has made, and that it has not relied or is not relying upon, any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose, as to the accuracy or completeness of any information regarding the Companies or the Contemplated Transactions except for the representations and warranties of the Seller expressly set forth in Article III and the representations and warranties of Seller and Holdings expressly set forth in Article IV, and, absent Fraud, none of the Company Parties will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives, or the use by Buyer or its Representatives, of any information, including publications, any confidential information memorandum or data room information provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the Contemplated Transactions. Buyer acknowledges that it has inspected and conducted, to its satisfaction, its own independent investigation of the Companies and, in entering into this Agreement, Buyer has relied on the results of its own independent investigation and analysis. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT THE COMPANY PARTIES HAVE MADE NO REPRESENTATION OR WARRANTY TO ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS OF THE COMPANIES.

(b) The data room provided by the Companies and the Seller does not purport to contain all of the information that may be required to evaluate all of the factors that would be relevant to Buyer in considering entering into any transaction, and Buyer acknowledges that Buyer has had the opportunity to conduct, and has conducted to its satisfaction, its own due diligence, analysis and investigation with respect to the Contemplated Transactions. To the fullest extent permitted by applicable Law, and except as expressly permitted in Article VIII, absent Fraud, none of the Company Parties shall have any liability to Buyer or its respective Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company Parties, in connection with the Contemplated Transaction.

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(c) Buyer’s right to rely upon the representations and warranties of the Seller expressly set forth in Article III and the representations and warranties of Seller and Holdings expressly set forth in Article IV shall not be limited by Buyer’s investigation, any knowledge acquired by Buyer or Buyer’s representations and warranties set forth in this Article V.

Article VI

Covenants

6.1 Conduct of Companies.

(a) Except (v) to the extent required by any applicable Law, (w) as otherwise contemplated by this Agreement, (x) as required or, in any Company’s or Seller’s reasonable, good faith discretion, advisable in connection with any COVID-19 Measures, (y) as set forth in Section 6.1(a) of the Company Disclosure Schedule, or (z) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, (A) each Company shall, and the Seller shall cause each Company to use its commercially reasonable efforts to (x) conduct its business and operations in the ordinary course of business and (y) preserve intact the Companies’ present business, organization, assets and operations and maintain their relations and goodwill with their material suppliers, customers, employees, and others having a material business relationship with the Companies in all material respects, and (B) each Company shall not, and the Seller shall cause each Company not to undertake any of the following actions:

(i) modify or amend any of its Organizational Documents;

(ii) issue, sell or redeem any Equity Securities;

(iii) acquire by merging or consolidating with, or by purchasing an equity interest in or, except if the ordinary course of business, a portion of the assets of, any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(iv) incur any Indebtedness, except for Indebtedness with Affiliates in the ordinary course of business and consistent with past practice;

(v) divest, sell or otherwise dispose of, or encumber any material asset, other than in the ordinary course of business and except for obsolete assets or assets with de minimis or no book value;

(vi) sell, transfer, assign, lease, license (other than non-exclusive licenses in the ordinary course of business consistent with past practice), sublicense, abandon, permit to lapse or expire (other than expiration of registered Intellectual Property in accordance with its maximum statutory term) or otherwise dispose of any material Intellectual Property;

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(vii) make any declaration, setting aside or payment of any dividend or distribution by any of the Companies, or the making of any other distribution in respect of the Equity Securities of any of the Companies, or any direct or indirect redemption, purchase or other acquisition by any of the Company of its Equity Securities, other than the distribution of Cash to reduce the Estimated Closing Cash;

(viii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(ix) enter into, amend or terminate any Material Contract, other than in the ordinary course of business, or enter into, amend or terminate any Contract with any Affiliate;

(x) enter into, adopt, amend, or terminate any collective bargaining agreement, works council agreement, trade union agreement, employee representation agreement, or similar agreement or arrangement;

(xi) (A) enter into or adopt or amend or terminate any Plan (or arrangement that would have been a Plan had it been in existence on the date hereof) or (B) enter into an employment agreement or offer letter that provides for a base salary of more than $50,000 or any severance amount, or (C) increase the salary, benefits, severance or target annual incentive compensation opportunity payable to any employee of the Companies or (D) terminate or give notice of termination of the employment of any employee of the Companies (except for cause as determined in good faith by the Companies) except, in any such case, (1) to the extent required by Law, or (2) as expressly contemplated by this Agreement or the terms of any Plan;

(xii) change or modify in any material manner the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including (i) acceleration of collections of receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to the early payment of payables to obtain the benefit of any payment discounts);

(xiii) change its material accounting policies or procedures except to the extent required to conform with GAAP;

(xiv) make any loan to, or enter into any other transactions with, any Company Affiliates, managers, officer or employees other than in the ordinary course of business;

(xv) change its fiscal year;

(xvi) initiate or settle any material Litigation, claim, complaint or other proceeding; or

(xvii) authorize, agree, commit, resolve or consent to any of the foregoing.

(b) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Companies prior to the Closing. Prior to the Closing, each Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

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(c) Nothing contained in this Agreement shall prohibit any Company from (i) repaying Indebtedness or (ii) declaring, setting aside or making any cash distributions in respect of, any outstanding Equity Securities on or prior to the Closing.

6.2 Access Prior to the Closing.

During the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, the Seller shall, and shall cause the Companies to provide Buyer and its Representatives reasonable access during regular business hours and upon reasonable notice to all offices, facilities, financial books and records and other documents and any employees, advisors, consultants or other personnel of the Companies as Buyer may reasonably request, and furnish Buyer and its Representatives with such other information and data concerning the Companies as Buyer may reasonably request; provided, that (a) Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of Holdings to schedule such access and visits through a designated officer of the party providing access and in such a way as to avoid disrupting in any material respect the normal business of the party providing access, (b) no Company shall be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise its confidential information, (c) no Company need supply the other parties with any information which, in the reasonable judgment of such Company, such Company is under a contractual or legal obligation not to supply, and (d) in no event shall Buyer be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, surface water, indoor or outdoor air or building material. For the avoidance of doubt, any information provided or made available in connection with such access pursuant to this Section 6.2 shall be deemed to be, and treated as, “Evaluation Material” in accordance with the terms and subject to the conditions of the Confidentiality Agreement. Prior to the Closing, Buyer shall not (and shall cause its Representatives and Affiliates not to) use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the Contemplated Transactions. Buyer agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the customers, vendors, service providers, and suppliers of the Companies without the prior consultation with and written approval of the Seller or the Finance Director of Holdings (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing restriction shall not prohibit any contacts by Buyer or Buyer’s Representatives or Affiliates with the customers, vendors, service providers and suppliers of the Companies in the ordinary course of business unrelated to the Contemplated Transactions

6.3 Efforts.

Upon the terms and subject to the conditions set forth in this Agreement, Buyer, Holdings and the Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (a) the obtaining of all Governmental Consents and the making of all filings, registrations, or declarations, specified in Section 4.5 and Section 5.4 and the taking of all necessary steps to obtain such Governmental Consents and to make such registrations, (b) the obtaining of all necessary consents, approvals or waivers from, and the provision of notices to third parties, (c) the defending of any Litigations, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions, including, seeking to have any stay, temporary restraining order or other injunctive relief or Order entered by any court or other Governmental Authority vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement; provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on Buyer, the Seller or Holdings in the event the Closing does not occur. Without limiting the foregoing, none of the Parties shall take or agree to take any action that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or to impair, prevent or delay the consummation of the Contemplated Transactions.

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Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Buyer or any of its Affiliates to (or to offer to): (i) consent to any Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, particular assets, categories of assets or lines of business of the Companies or the Buyer or any of its Affiliates, (ii) effect any disposition, licensing or holding separate of assets or lines of business, (iii) terminate any existing relationships and contractual rights and obligations or (iv) take any action that limits the Buyer’s (or any of its Affiliates’) freedom of action with respect to any of the assets or business of the Buyer or any of its Affiliates or the Companies, or their ability to retain any of their assets or lines of business.

6.4 Employee Matters.

(a) For one year following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide each employee of any Company who is employed by such Company immediately prior to the Closing Date (a “Company Employee”) with (i) base salary or base wages and a target annual incentive opportunity that is no less favorable than the base salary or base wages and target annual incentive opportunity that was provided to the Company Employee immediately prior to the date of this Agreement as described on the Company Disclosure Schedule, (ii) severance benefits that are no less favorable than the severance benefits the Company Employee was eligible to receive under the Company’s severance plans, practices and policies in effect immediately prior to the date of this Agreement as described on the Company Disclosure Schedule and (iii) employee benefits (including, without limitation, retirement, health and welfare and fringe benefits) that are no less favorable in the aggregate that those benefits provided by the Companies immediately prior to the date of this Agreement as described on the Company Disclosure Schedule, provided that the employment of all Company Employees following the Closing Date shall be at-will and shall be terminable by the Buyer at its reasonable discretion. Notwithstanding the foregoing, Buyer may implement such changes in compensation and benefits for Company Employees as Buyer determines are reasonable and appropriate in the ordinary course of business in connection with changes in the roles and responsibilities of particular Company Employees and in connection with the addition of equity compensation.

(b) For purposes of participation of a Company Employee in a benefit plan of Buyer or its Subsidiaries (a “Buyer Benefit Plan”), Buyer shall use commercially reasonable efforts to give each Company Employee credit with all years of service for which such Company Employee was credited before the Closing Date under any comparable Plans, except to the extent such credit would result in a duplication of benefits; provided, that this Section 6.4(b) shall not apply to any equity compensation provided by Buyer or any of its Affiliates. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Plans in which such Company Employee participated; (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Company Employee and his or her covered dependents, and (iii) Buyer shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Plan ending on the date such Company Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

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(c) Nothing in this Section 6.4 shall (i) confer upon any employee or other service provider a right to continue in the employ or service of the Companies or Buyer, (ii) be deemed or construed to be an amendment or other modification of any Plan or Buyer Benefit Plan, or (iii) create any third-party rights in any current or former service provider or employee of the Companies or Buyer or any of their respective Affiliates (or any beneficiaries or dependents thereof).

(d) Buyer shall establish an employee retention bonus pool in the amount of at least the Retention Bonus Amount, and the Retention Bonus Amount shall be paid to employees of the Companies on or before the later of (i) March 1, 2023, or (ii) ninety (90) days of Closing.

6.5 Indemnification of Directors and Officers.

(a) From and after the Closing Date, Buyer shall, and shall cause the Companies to, except to the extent expressly prohibited by applicable Law, fulfill and honor in all respects the obligations of each of the Companies to its managers, directors and officers pursuant to any indemnification provisions under the Organizational Documents of each Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between such Company and any such persons as in effect on the date of this Agreement and set forth on Section 6.5 of the Company Disclosure Schedule (the persons entitled to be indemnified pursuant to such provisions, being referred to collectively as the “D&O Indemnified Parties”). From and after the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Companies to maintain the provisions with respect to indemnification and exculpation from liability as set forth in the Organizational Documents of such Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, except as required by applicable Law. Buyer further agrees that the D&O Indemnified Parties are third-party beneficiaries of this Section 6.5.

(b) In the event that any of the Companies, or any of their respective successors or assigns (i) consolidates with or merges into Buyer or any Affiliate of Buyer and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to Buyer or any Affiliate of Buyer, then, and in each such case, proper provision shall be made so that the successors and assigns of the Companies or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 6.5.

(c) Prior to the Closing, Seller shall purchase at its sole expense a directors’ and officers’ liability insurance tail insurance policy at least of the same level or scope as the current policy or policies (whether maintained by the Companies or the Seller or both) for at least the three (3) year period following the Closing, in each case covering those present and former managers, directors and officers of the Companies who are covered by such “directors’ and officers’ liability” insurance policy or policies as of the Closing, including coverage for all managers, directors and officers of the Companies prior to the Closing. On or prior to the Closing Date, the Seller shall deliver to the Buyer reasonable evidence of the purchase of such tail insurance policy (the “D&O Insurance Evidence”).

(d) This Section 6.5 shall survive the Closing Date, is intended to benefit and may be enforced by, Buyer and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Companies. Buyer and Holdings shall cause the Companies to comply with the obligations of this Section 6.5.

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6.6 Preservation of Books and Records.

For a period of seven (7) years from the Closing Date or such longer time as may be required by Law:

(a) Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records (including Tax Returns) of the Companies relating to periods prior to the Closing Date (the “Books and Records”).

(b) Buyer shall, and shall cause the Companies and its Affiliates to, upon the reasonable request of Seller and subject to any confidentiality agreements reasonably requested by Buyer, (i) provide the Seller and its agents with electronic access to any portions of the Books and Records that are available in electronic format, (ii) allow the Seller and its agents access to all other Books and Records on reasonable notice and during normal business hours at Buyer’s principal place of business or at any location where any Books and Records are stored, and permit the Seller and its agents, at their own expense, to make copies of any Books and Records, (iii) for a three (3) year period following the Closing, make available Buyer’s or its Affiliates’ personnel to assist in locating such Books and Records upon reasonable notice and to the extent such personnel can reasonably be made available without material impact on Buyer’s operations, and (iv) for a three (3) year period following the Closing, at the Seller’s expense, make available Buyer’s or its Affiliates’ personnel whose assistance or participation is reasonably required by the Seller or any of its Affiliates or Representatives in anticipation of, or preparation for, existing or future Litigation, Tax contest, audit, investigation or other matters in which the Seller or any of its respective Affiliates are involved, subject in all cases to applicable privacy and other Laws.

6.7 SEC Reporting.

Buyer shall use commercially reasonable efforts to cause the Companies to provide the Buyer and its Representatives with access to information reasonably necessary to assist the Seller with the preparation of pro forma financial information, financial statements and other disclosures to the extent required by SEC rules and regulations (including those required to be included in any periodic report that the Seller is required to file under the 1934 Act following the Closing) within a reasonable period of time following the Seller’s reasonable request for such information, taking into account the Seller’s applicable periodic reporting deadline.

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6.8 Confidentiality; Public Announcements.

(a) In addition to, and without limitation of, the terms, provisions and covenants of the Confidentiality Agreement, Buyer acknowledges that, in the course of its investigations, Buyer, its Affiliates and its representatives have and will become aware of confidential information and documents of Seller, the Companies and their Affiliates, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Seller, the Companies and their Affiliates. Prior to the Closing, Buyer shall maintain and cause its Subsidiaries to maintain, in confidence and not disclose or use other than in connection with this Agreement and the transactions contemplated hereby, any confidential, proprietary and competitively sensitive information and documents (“Sensitive Business Information”) to the extent relating to Seller, the Companies and their Affiliates reviewed by Buyer or its representatives in connection with this Agreement or the transactions contemplated hereby, and for a two (2) year period following either Closing or termination of this Agreement, Buyers shall maintain, and cause its Subsidiaries to maintain, in confidence and not disclose or use any Sensitive Business Information known to Buyer to the extent relating to the Seller, its Affiliates (other than the Companies) and/or other businesses operated by Seller or any of its Affiliates (and not to the business of Buyer, the Companies or any of their Affiliates); provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Buyer or any of its Subsidiaries from and after the Closing from a third party source that is not known by Buyer or its applicable Subsidiaries to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Buyer or any of its Subsidiaries, (iii) to the extent used by Buyer or any of its Subsidiaries in order to comply with or enforce the terms of this Agreement, or any other Contract between Buyer or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries, on the other hand, (iv) that is, following the Closing, independently derived by Buyer or any of its Subsidiaries without use of such Sensitive Business Information or (v) subject to the two immediately following sentences, that Buyer or any of its Subsidiaries is required pursuant to any Law or Order to disclose. With respect to information and documents related to the Companies and their Affiliates, at Seller’s request in the event that the Closing shall not occur, and, with respect to information and documents related to Seller, its Affiliates (other than the Companies) and/or other businesses operated by Seller or any of its Affiliates, as soon as practicable following Closing or, in the event that the Closing shall not occur, Buyer shall, and shall cause its Subsidiaries and representatives to, promptly destroy such information and documents (including any copies thereof or extracts therefrom), and Buyer shall certify in writing to Seller that such destruction has taken place. In the event that Buyer or any of its Subsidiaries or their representatives becomes legally compelled to disclose any such information or documents pursuant to such Law or Order, Buyer shall provide Seller with prompt written notice before such disclosure, sufficient to enable Seller either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure (and Buyer shall cooperate with Seller in seeking any such protective order or other appropriate remedy) or to waive compliance with the provisions of this Section 6.8(a) or both. In the event that such protective order or other appropriate remedy is not obtained, Buyer and its Subsidiaries and their representatives shall furnish only that portion of such information or documents that has been legally compelled, and shall exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such disclosed documents or information.

(b) For a period of two (2) years following the Closing or, if later, two (2) years following access to or disclosure of any information and documents under Section 6.6, Seller shall maintain, and shall cause its Subsidiaries to maintain in confidence and not disclose or use any Sensitive Business Information to the extent relating to Buyer, the Companies or the Business (and not to the business of Seller or any of its Affiliates other than the Business); provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Seller or any of its Subsidiaries from and after the Closing from a third party source that is not known by Seller or its applicable Subsidiaries to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Seller or any of its Subsidiaries, (iii) to the extent used by Seller or any of its Subsidiaries in order to comply with or enforce the terms of this Agreement, or any other Contract between Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, (iv) that is, following the Closing, independently derived by Seller or any of its Subsidiaries without use of such Sensitive Business Information or (v) subject to the two immediately following sentences, that Seller or any of its Subsidiaries is required pursuant to any Law or Order to disclose. In the event that Seller or any of its Subsidiaries becomes legally compelled to disclose any such Sensitive Business Information pursuant to such Law or Order, Seller shall provide Buyer with prompt written notice before such disclosure, sufficient to enable Buyer either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure (and Seller shall cooperate with Buyer in seeking any such protective order or other appropriate remedy) or to waive compliance with the provisions of this Section 6.8(b) or both. In the event that such protective order or other appropriate remedy is not obtained, Seller and its Subsidiaries shall furnish only that portion of Sensitive Business Information that has been legally compelled, and shall exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such disclosed Sensitive Business Information.

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(c) The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and the Seller agree. None of Buyer, the Seller, or Holdings (nor any of their respective Affiliates) will issue or make any prior or subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of the other Parties, except as may be required by Law; provided, that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use reasonable best efforts to consult in good faith with the other parties before doing so.

6.9 Use of Names.

Buyer acknowledges that, from and after the Closing, Seller and its Affiliates will retain all right, title and interest in and to the marks “Wireless Telecom” or “Wireless Telecommunications” by themselves or in combination with any other mark (collectively, the “Seller Marks”), and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Following the Closing Date, Buyer will as promptly as reasonably practicable after the Closing Date, and in any event within 90 days thereafter (i) make, and/or file with the applicable Governmental Authorities, amendments to the certificate of formation and other organizational documents of Holdings and, if applicable, the Subsidiary Companies to change the name of Holdings and, if applicable, the Subsidiary Companies to a name that does not include the Seller Marks or any name confusingly or misleadingly similar thereto and (ii) cause Holdings and the Subsidiary Companies to discontinue the use of any Seller Marks, or any marks confusingly similar thereto, for any purpose that would constitute infringement or misuse of the Seller Marks. For clarity, the name “CommAgility” is excluded from the Seller Marks and the Buyer and the Companies shall retain all rights, title and interest in and to such name following the Closing.

6.10 Representation & Warranty Insurance.

Immediately following the execution of this Agreement, Buyer shall bind coverage under the Representation and Warranty Insurance Policy pursuant to the terms and conditions of the associated binder agreement, to insure Buyer against breaches by the Seller or Holdings of their representations and warranties pursuant to this Agreement, with coverage to incept as of the date of this Agreement. Up to $125,000 of the premium of the Representation and Warranty Policy shall be borne by Seller via reduction of the Promissory Note Amount as described in Section 1.1 of this Agreement. All other costs, premium and expenses of the Representation and Warranty Insurance Policy shall be borne fully by Buyer. Buyer shall take all reasonable actions within its control (or, as the case may be, shall refrain from taking action) to cause the Representation and Warranty Insurance Policy to be issued promptly in accordance with the terms of its associated binder agreement and, thereafter, to remain in full force and effect. No insured party under the Representation and Warranty Insurance Policy shall waive, amend, modify or otherwise revise, or allow any waiver, amendment, modification or revision of the Representation and Warranty Insurance Policy, without the prior written consent of the Seller. The Seller shall cooperate reasonably with Buyer in connection with obtaining the Representation and Warranty Insurance Policy.

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6.11 Exclusivity.

Prior to the Closing, the Seller will, and will cause the Companies and the respective Representatives of the Seller and the Companies to, negotiate exclusively with Buyer and will not, and will cause the Companies and the respective Representatives of the Seller and the Companies not to, directly or indirectly, solicit offers for, initiate, continue, knowingly encourage, negotiate, discuss or enter into any agreement, understanding or commitment regarding a possible transaction involving an investment, debt or equity, in any of the Companies, the sale, license or other disposition of all or any material part of the Equity Securities of any of the Companies or all or any material portion of the assets or issued or unissued ownership interests or capital stock of any of the Companies, whether by merger, recapitalization, purchase of shares, purchase of assets, take-over bid or otherwise, in each case with any party other than Buyer (or its Representatives) (each, an “Alternative Transaction”), or provide or disclose any information regarding the Companies or any of their business or assets in connection with such a transaction or afford access to the employees, properties, books, contracts or records of the Companies in connection with such a transaction, in each case to any party other than Buyer (or its Representatives), or otherwise knowingly facilitate any effort relating to an Alternative Transaction. The Seller shall be responsible for any action taken by its Representatives acting in their authorized capacities on behalf of the Seller or any Company that would violate this Section 6.11 if taken by the Seller or any Company.

6.12 Restrictive Covenants.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of its Affiliates or directors and officers (acting in their capacity as such), to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the world; (ii) have an interest in any Person that engages in the Business in any capacity, including as a partner, shareholder, member, manager, employee, principal, agent, advisor, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Business and any customers or suppliers of the Business as of the Closing Date. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly (with its Affiliates), own two percent (2%) or more of any class of securities of such Person.

(b) During the Restrictive Period, the Seller shall not, and shall not permit any of its Affiliates or directors and officers (acting in their capacity as such) to, directly or indirectly, hire or solicit any employee, independent contractor, or consultant of the Business, or encourage any such Person to leave such capacity or hire any such Person who has left such capacity. Notwithstanding the foregoing, (i) the placement of general advertisements that may be targeted to a particular geographic or technical area, but are not targeted specifically towards employees, independent contractors, or consultants of any of the Companies shall not be deemed to be a breach of this Section 6.12 and (ii) the restrictions in this Section 6.12(b) shall not apply to soliciting or hiring any person twelve (12) months following the termination of employment of any such person for any reason, whether by the Buyer, the Company or any of their Affiliates, so long as such termination is not the result of a breach of this Section 6.12.

(c) During the Restricted Period, the Seller shall not, and shall not permit any of its respective Affiliates or directors and officers (acting in their capacity as such) to, directly or indirectly, (i) solicit, entice, divert, or take away, or attempt to solicit, entice, divert or take away, any Person who as of the Closing Date (x) is a customer, vendor, or supplier, or otherwise has a business relationship with the Companies or the Business or (y) is seeking to establish a business relationship with the Companies or the Business for purposes of reducing or diverting their current or future business or services from the Companies or the Business, or (ii) take any action that is designed or intended to have the effect of discouraging any Person described in clause (x) from maintaining the same business relationship with the Companies or the Business after the Closing Date as it maintained with the Companies prior to the Closing Date.

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(d) During the Restricted Period, the Seller shall refrain from, and shall cause its respective Affiliates, directors and officers to refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, including in social media, that disparages or damages the reputation, goodwill, or standing in the community of the Buyer, the Companies or any Person known to the Seller to be an Affiliate, director or officer of the Buyer, provided, however, this paragraph does not apply to: (i) communications between the Seller and any Governmental Authority, or between the Seller and Buyer; or (ii) lawful pleadings, testimony or filings in any arbitration or legal proceeding.

(e) The Seller acknowledges that a breach or threatened breach of this Section 6.12 could give rise to irreparable harm to the Buyer, for which monetary damages may not be an adequate remedy, and the Seller hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. In the event of a violation or breach by the Seller, or any of its Affiliates or directors and officers (acting in their capacity as such), of any restriction set forth in this Section 6.12 the term of the Restricted Period applicable to such restriction shall be extended by a period equal to the duration of such violation or breach.

(f) The Seller hereby acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 6.12 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Buyer, including the ability of the Buyer to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the Business, and that such restrictions constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.12 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.13 Notification of Certain Matters.

The Seller shall give prompt written notice to the Buyer of (a) an occurrence or non-occurrence that has had or is reasonably likely to have a Company Material Adverse Effect, (b) any failure of the Seller, the Companies or any of their respective Affiliates or Representatives to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder or under any agreement contemplated hereby or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, and (c) any action pending or, to the Knowledge of the Companies, threatened relating to the transaction contemplated by this Agreement and the agreements contemplated hereby.

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6.14 Tax Compliance.

(a) Seller shall be responsible for the preparation and timely file of all Tax Returns of Holdings and the Subsidiary Companies that are due before the Closing Date, and shall pay when due all Taxes payable with respect to such Tax Returns. Except for those Tax Returns set forth on Section 6.14(a) of the Company Disclosure Schedule, the Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns of Holdings and the Subsidiary Companies that are due after the Closing Date; the Seller shall pay when due, or promptly advance, pay or reimburse Buyer for, all Pre-Closing Taxes.

(b) For purposes of this Agreement (including the calculation of Closing Net Working Capital and Indebtedness), in the case of any Taxes that are due with respect to a Straddle Period, the portion of such Taxes that are considered Pre-Closing Taxes will (i) in the case of any property, ad valorem, and other Taxes imposed on a periodic basis and deductions that are calculated on an annual basis (such as deductions for depreciation and real estate Taxes), be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Income Tax or any Taxes based upon or related to gains, receipts, gross margins, employment, sales, use or other Taxes, be deemed equal to the amount which would be payable if the relevant Taxable period ended on (and included) the Closing Date. Any credits relating to a Straddle Period will be taken into account as though the relevant Taxable period ended on (and included) the Closing Date.

(c) U.S. Tax Section 338(g) Election. Buyer (or its Affiliates) shall make or cause to be made valid and timely elections under Section 338(g) of the Code and any comparable provision of state or local law with respect to the acquisition (or deemed acquisition) of Holdings and its non-U.S. Subsidiary Companies.

(d) Any Tax refunds (or credits against Tax in lieu thereof), rebates, or similar payments or repayments of Taxes and any interest thereon paid by a Governmental Authority, of the type and up to the respective amounts or portions, and with respect to the Tax periods, listed on Section 6.14(d) of the Company Disclosure Schedule, received by Holdings or the Subsidiary Companies shall be for the account of Seller, and the Buyer shall pay over, or cause Holdings or the Subsidiary Companies to pay over, by wire transfer of immediately available funds, to Seller any such refund or credit in lieu thereof and any such interest thereon, net of reasonable out-of-pocket costs or expenses incurred by Buyer with respect thereto (including Taxes imposed on the receipt or paying over of such amounts), promptly following receipt of such refund or credit in lieu thereof and any such interest thereon. Any other refunds of Taxes of the Companies (or credits against Tax in lieu thereof), or similar payments of Taxes of the Companies and any interest thereon paid by a Governmental Authority (including without limit any research and development based refund with respect to any portion of 2022), received by Seller, Holdings or the Subsidiary Companies shall be for the account of Buyer, and if received by Seller then Seller shall pay over, by wire transfer of immediately available funds, to Buyer any such refund or credit in lieu thereof and any such interest thereon, net of reasonable out-of-pocket costs or expenses incurred by Seller with respect thereto (including Taxes imposed on the receipt or paying over of such amounts), promptly following receipt of such refund or credit in lieu thereof and any such interest thereon. Any amounts so allocated for the account of Buyer, if received prior to the Closing, shall be retained by the Companies and not paid or distributed to Seller and shall be excluded from Closing Cash.

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(e) Following the Closing, the Buyer shall use its best efforts to cause Holdings and the Subsidiary Companies, to the maximum extent permitted by Law, to claim R&D Tax Credits in respect of all R&D Surrenderable Losses, and for payment from HM Revenue and Customs in respect of such R&D Tax Credits, for all accounting periods commencing on or after January 1, 2021 and ended on or before December 31, 2021, unless Holdings and the Subsidiary Companies have claimed R&D Tax Credits for such periods prior to the Closing.

(f) None of Buyer (nor any of its Affiliates) shall cause Holdings or the Subsidiary Companies to elect to change the dates of any accounting period ended on or before December 31, 2021.

Article VII

Conditions to Closing

7.1 Conditions to All Parties’ Obligations.

The obligation of the Parties to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived by the Parties in writing) as of the Closing Date:

(a) No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order or other notice (whether temporary, preliminary or permanent) and no claim, action or proceeding shall be threatened or pending by any Governmental Authority or any other Person, in any case which challenges, prevents or prohibits or seeks to challenge, prevent or prohibit consummation of the Contemplated Transactions, or which imposes or seeks to impose material limitations on the Contemplated Transactions or Buyer’s ownership or operation of the Companies and the Business.

(b) NSIA Regulatory Filing. Buyer shall have received in writing from the Secretary of State for Business, Energy and Industrial Strategy of: (i) a notification under section 14(8)(b)(ii) of the National Security and Investment Act 2021; or (ii) a final order under section 26 of the National Security and Investment Act 2021, and such final order shall be acceptable to Buyer in its sole discretion, other than a final order prohibiting the Contemplated Transactions; or (iii) a final notification under section 26 of the National Security and Investment Act 2021 (any of the foregoing, an “NSIA Clearance”).

7.2 Conditions to the Seller’s Obligations.

The obligation of the Seller to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived in whole or in part by the Seller in writing) as of the Closing Date:

(a) Representations and Warranties. The (i) representations and warranties of Buyer made in Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability), and Section 5.3 (No Violation) of Article V shall be true and correct in all material respects as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date), and (ii) other representations and warranties of Buyer made in Article V shall be true and correct as of the Closing Date (without giving effect to any “material” or “materiality” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be so true and correct as of such date) except where the failure of any such representations and warranties to be so true and correct would not have a material adverse effect on Buyer’s ability to consummate the Contemplated Transaction.

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(b) Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. The Seller shall have received an officer’s certificate signed by an authorized signatory of Buyer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

If the Closing occurs, all Closing conditions set forth in Section 7.1 or this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.

7.3 Conditions to Buyer’s Obligations.

The obligation of Buyer to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived in whole or in part by Buyer) as of the Closing Date:

(a) Representations and Warranties. The (i) representations and warranties of the Seller made in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Ownership of the Securities), Section 3.4(a) (No Violations) and Section 3.7 (No Brokers) and the representations and warranties of the Seller and Holdings made in Section 4.1(a) (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.3 (Capitalization; Subsidiaries), Section 4.4(a) (No Violation), and Section 4.23 (No Brokers) shall be true and correct (except for Section 3.1, without giving effect to any “material” or “materiality” qualification contained in such representations and warranties) in all respects as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all respects as of such date), (ii) representations and warranties of the Seller made in Section 3.4(b) (No Violations), Section 3.5 (Consents and Approvals) and Section 3.6 (Litigation), and the representations and warranties of the Seller and Holdings made in Section 4.4(b) (No Violation) and Section 4.5 (Governmental Authorizations and Consents) shall be true and correct in all material respects (without giving effect to any “material” or “materiality” qualification contained in such representations and warranties) as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date), and (iii) other representations and warranties of the Seller made in Article III and of the Seller and Holdings made in Article IV shall be true and correct (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification contained in such representations and warranties, other than with respect to the first sentence of Section 4.8) as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) except in the case of this clause (iii) where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance. The Seller and Holdings shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Seller and Holdings at or prior to the Closing.

(c) No Material Adverse Change. Since the date of this Agreement, there shall have been no event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact (whether or not covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

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(d) Officer’s Certificate. Buyer shall have received (i) an officer’s certificate signed by an authorized signatory of Holdings to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied with respect to Holdings and that the condition set forth in Section 7.3(c) shall have been satisfied and (ii) a certificate signed by an authorized signatory of the Seller to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied with respect to the Seller and that the condition set forth in Section 7.3(c) shall have been satisfied.

(e) Resignations. The directors and officers of the Companies listed on Schedule (e) shall have been removed from their respective positions as officers and directors or shall have tendered their irrevocable resignations from such positions, in each case as of the Closing.

(f) Consents. The third party consents listed on Section 4.4 of the Company Disclosure Schedule, in form and substance reasonably satisfactory to Buyer, shall have been obtained.

(g) Employees. Not less than eighty percent (80% of the technical and engineering employees of the Companies on the date hereof, excluding those employees set forth on Section 7.3(g) of the Company Disclosure Schedule, shall remain full-time employees of the Companies in good standing as of the Closing, and shall not have notified the Seller or either of the Companies of their intent to terminate their employment with the Companies, been provided notice of termination by the Seller or the Companies, or be on leave of absence or layoff status.

(h) Contribution Agreement. The Seller shall have delivered to Buyer the executed Contribution Agreement, pursuant to which the Seller will have assigned all existing intercompany loans from Seller or any of its Affiliates to Holdings or any of its Subsidiaries that are outstanding immediately prior to the Calculation Time.

If the Closing occurs, all closing conditions set forth in Section 7.1 or this Section 7.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

Article VIII

Survival; Exclusive Remedies

8.1 No Survival.

(a) The Parties, intending to modify any applicable statute of limitations, agree that (i) representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, including any breach thereof, and (ii) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, in each case, other than, and solely, in the case of Fraud. All covenants and agreements contained in this Agreement that by their terms contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing (“Post-Closing Covenants”) in accordance with their terms, or if not specified, for twenty-four (24) months after the Closing Date.

(b) Any claims under this Agreement with respect to a breach of Post-Closing Covenant must be asserted by a written notice on or before the expiration of the applicable survival period for such Post-Closing Covenant, and if such a notice is given, the survival period for such Post-Closing Covenant shall continue solely as to the specific matters subject to the claim asserted until it is fully resolved as provided herein. Upon obtaining knowledge of any claim, Buyer shall give prompt written notice to the Seller specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such written notice being hereinafter referred to as a “Notice of Claim”). If the Seller disputes such claim of indemnification, it shall notify Buyer thereof within thirty (30) days after receipt of the Notice of Claim, whereupon Buyer and the Seller shall meet and attempt in good faith to resolve the differences with respect to such claim or indemnification. If the dispute has not been resolved within thirty (30) days after the Parties first meet to attempt such resolution, then either Party may initiate litigation in accordance with this Agreement. If the Seller does not dispute Buyer’s claim of indemnification and an amount is owed to Buyer, the Seller shall pay the amount of any valid claim within thirty (30) days after receipt of the Notice of Claim. If Notice of Claim is given within the applicable survival period provided above, the claims specifically set forth in such written notice shall survive until such time as such claim is finally resolved or all other obligations to indemnify have expired according to the terms of this Agreement.

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(c) The Seller shall not be obligated to indemnify or hold harmless Buyer under this Article VIII:

(i) to the extent any loss arises from actions taken or not taken after Closing by Buyer, a Company or their Affiliates after Closing, except with respect to the extent such action taken or not taken is contemplated or required by this Agreement; or

(ii) for punitive, incidental, special, indirect or consequential damages or lost profits.

8.2 Exclusive Remedy.

Except (i) for the Parties’ rights pursuant to Sections 6.12(e) and 10.15, (ii) for amounts recoverable by Buyer under the Representation and Warranty Insurance Policy, or (iii) in the case of Fraud, Buyer, the Seller and Holdings acknowledge and agree that, after the Closing, none of Buyer, the Seller or Holdings shall have any remedy with respect to claims arising under or as a result of this Agreement or any certificate or other document delivered pursuant hereto or otherwise relating to the Companies (other than claims arising out of the failure of any Party to perform any Post-Closing Covenants).

Article IX

Termination

9.1 Termination Prior to Closing.

This Agreement may be terminated prior to the Closing as follows:

(a) By the mutual written consent of the Seller, on the one hand, and Buyer, on the other hand;

(b) By Buyer at any time prior to the Closing, if (i) the Seller or Holdings are in breach of the representations, warranties or covenants made by the Seller or Holdings, respectively, in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.3 incapable of being satisfied; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 or 7.2 to be satisfied;

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(c) By the Seller at any time prior to the Closing, if (i) Buyer is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from the Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.2 incapable of being satisfied; provided, however, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if the Seller or Holdings have breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 or 7.3 to be satisfied;

(d) By the Seller, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by January 31, 2023 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) is not available to any Party whose breach of any provision of this Agreement primarily results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time; or

(e) By the Seller, on the one hand, or Buyer, on the other hand, if (i) the Contemplated Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the Contemplated Transactions illegal or otherwise prohibited; provided, however, that the Party seeking termination pursuant to this Section 9.1(e) is not then in material breach of this Agreement.

9.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given by the terminating Party to the other Parties and all rights, obligations and remedies of the Parties under this Agreement will terminate, except that the rights, obligations and remedies of the Parties in this Section 9.2, Section 6.8 (Confidentiality; Public Announcements), Article X and in the Confidentiality Agreement will survive; provided, that no such termination shall relieve a defaulting or breaching Party from any liability or damages arising out of its willful breach of any provision of this Agreement prior to such termination.

Article X

Miscellaneous

10.1 Transfer Taxes.

The Seller shall pay 100% of all transfer, documentary, sales, use, stamp, recording, registration and similar Taxes (including penalties and interest) of any nature whatsoever, applicable to, or resulting from, the Contemplated Transactions. Buyer shall timely file or cause to be filed all Tax Returns, reports and forms as may be required with respect to all such Taxes. Each Party will use its commercially reasonable efforts to avail itself of any exemptions from any such Transfer Taxes. This Section 10.1 shall survive the Closing.

10.2 Expenses.

Except as provided in Section 10.1, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated. The Seller, and not directly or indirectly the Buyer or the Companies, shall be solely responsible for the fees, compensation and expenses of each of CDX Advisors, BCLP and the other advisors of the Seller and the Companies (and their Affiliates) in connection with pursuing and consummating the sale of the Companies and the Business, including without limitation pursuant to this Agreement. This Section 10.2 shall survive the Closing.

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10.3 Notices.

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made (a) upon being transmitted by way of email to the email address shown in this Section 10.3; provided, that a copy must also be deposited in accordance with the procedures set forth in clauses (b) or (c) of this Section 10.3 on the same day as such transmission by email, (b) one (1) Business Day after being sent by overnight courier or delivery service, or (c) five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 10.3 for, or such other address as may be designated in writing hereafter by, such Party:

If to the Seller or (prior to the Closing) Holdings:

Wireless Telecom Group, Inc.

25 Eastmans Road

Parsippany, NJ 07054

Attention: Timothy Whelan

Email: twhelan@wtcom.com

With a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

1290 Avenue of the Americas,

New York, NY 10104

Attn: Tara Newell

E-mail: tara.newell@bclplaw.com

If to Buyer or (on or following the Closing) Holdings:

E-Space Acquisitions LLC

c/o espace, Inc.

449 N Santa Cruz Ave.

Los Gatos, CA 95030

Attention: Ryan Gardner

E-mail: legal@e-space.com

With a copy (which shall not constitute notice) to:

Choate Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attn: John Meltaus

Email: jmeltaus@choate.com

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10.4 Governing Law.

All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Contemplated Transactions (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

10.5 Entire Agreement.

This Agreement, together with the exhibits hereto, the Company Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

10.6 Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

10.7 Amendment.

This Agreement may be amended at any time, but subject to the limitations of applicable Law, only by an instrument signed by Buyer and the Seller. Any provision hereof may be waived or consented to only by an instrument signed by each Party benefited by such provision.

10.8 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

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10.9 Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties and their respective successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise, except that (a) the Persons released pursuant to Section 10.16 shall have the right to enforce their respective rights under Section 10.16, (b) from and after the Closing, the D&O Indemnified Parties shall be third party beneficiaries of the provisions of Section 6.5 with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof, and (c) BCLP and its partners and employees are third-party beneficiaries of Section 10.20(b) and shall have the right to enforce their respective rights thereunder.

10.10 Assignability.

No assignment or delegation of this Agreement or the Ancillary Documents or of any rights or obligations hereunder or thereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, that Buyer may assign this Agreement in whole or in part to any of its Affiliates without the consent of the other Parties, but no such assignment shall relieve Buyer of any liability or obligation hereunder.

10.11 Disclosure Schedules.

For the purposes of this Agreement, any information and/or matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section in which the information would otherwise be required to be disclosed in respect of which such disclosure is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. Nothing in the Company Disclosure Schedule shall be deemed to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

10.12 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation involving any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in any state or federal court located in the United States District Court for the District of Delaware (together with the appellate courts thereof, the “Chosen Courts”) and each of the Parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Litigation. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any Chosen Court, (b) any claim that any such Litigation brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

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10.13 No Other Duties.

The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

10.14 Reliance on Counsel and Other Advisors.

Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

10.15 Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.16 Release.

Effective upon the Closing, the Seller, on behalf of itself and each of its Affiliates (other than the Companies) and their directors and officers (acting in their capacity as such), and each of their respective predecessors, successors and assigns (collectively, the “Seller Releasing Parties”), hereby release, forever discharge and covenant not to sue each of the Companies, the Buyer, its Affiliates, and each of their respective individual, joint or mutual, directors and officers (acting in their capacity as such), successors and assigns (collectively, “Seller Releasees”) from and with respect to any and all claims, dues and demands, proceedings, causes of action, orders, obligations, contracts and agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Seller Releasing Parties, or any of them, now have, have ever had or may hereafter have against the respective Seller Releasees, or any of them, on account of or arising out of any cause, event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact occurring contemporaneously with or prior to the Closing including those pertaining to the Seller Releasing Parties’ relationships, direct and indirect, with the Companies (including with respect to equity ownership rights in the Companies or rights arising by virtue of their status as directors, officers, partners, members, equityholders, employees or similar capacities of the Companies) (collectively, the “Seller Released Claims”); provided, however, that this release shall not apply to any rights or claims of the Seller Releasing Parties which are set forth in this Agreement or any of the Ancillary Documents. EACH SELLER RELEASING PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND THE SELLER RELEASEES, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

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Without limitation of the foregoing, the Seller, on behalf of itself and the Seller Releasing Parties, hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The Seller agrees not to, and agrees to cause the Seller Releasing Parties not to, whether in his, hers or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, join in, or assist or encourage any third party in asserting, any action, claim, complaint, petition, mediation, order, inquiry, suit, proceeding, arbitration or investigation, whether civil or criminal, before or by any court or other Governmental Authority, arbitrator or arbitration panel (each, a “Proceeding”) against any Seller Releasee with respect to a Seller Released Claim and waives, on behalf of itself and the Seller Releasing Parties, any rights the Seller and/or any Seller Releasing Parties may have under any Law which provides that a general release does not extend to claims which any Seller Releasing Party does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected his or its settlement thereof. The Seller (individually and on behalf of the Seller Releasing Parties) hereby acknowledges and agrees that if a Seller Releasing Party should hereafter make any claim or demand or commence or threaten to commence any Proceeding against any Seller Releasee with respect to any Seller Released Claim, this Section 10.16 may be raised as a complete bar to any such Proceeding, and the applicable Seller Releasee may recover from the Seller and such Seller Releasing Party all damages incurred in connection with such Proceeding, including attorneys’ fees.

10.17 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf, DocuSign or similar format) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

10.18 Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

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10.19 Guarantee.

(a) Guarantor shall cause Buyer to comply in all respects with the payment obligations at the Closing under Section 2.2 of this Agreement, subject to the terms, conditions and limitations set forth in this Agreement. As a material inducement to the Seller’s and Holding’s willingness to enter into this Agreement, Guarantor hereby guarantees (the “Buyer Guarantee”) full payment by Buyer of the payment obligations required to be performed by Buyer at the Closing under Section 2.2 of this Agreement, subject to the terms, conditions and limitations set forth in this Agreement. This is a guarantee of payment, and not of collection or of any other performance. Any breach or default of Buyer’s payment obligations shall also be deemed to be a breach or default of Guarantor, and the Seller shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either Guarantor and Buyer in the first instance. Notwithstanding any other provision of this Agreement, Seller hereby agrees that Guarantor may assert, as a defense to any payment by it under this Section 10.19, any defense to such payment that Buyer may have under the terms and conditions of this Agreement. This guarantee is subject to, among other things, the satisfaction or written waiver at the Closing of each of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement, in each case other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of such conditions at the Closing. This guarantee shall automatically and immediately terminate upon and shall not survive the earliest of the Closing, the termination of the Agreement or the assertion by the Seller or either of the Companies of a claim against Guarantor, Buyer or any of their respective Affiliates.

(b) Guarantor represents and warrants to the Seller that (i) Guarantor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to execute and deliver the Buyer Guarantee and to perform its obligations hereunder, (iii) the execution, delivery and performance of the Buyer Guarantee by Guarantor have been duly authorized by all necessary corporate or similar action on the part of Guarantor, and no other corporate or similar proceedings on the part of Guarantor are necessary to approve the Buyer Guarantee and (iv) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated herein and the compliance with the provisions herein will not, conflict with or violate any applicable Law or agreement binding upon Guarantor, nor require authorization, consent or approval of, or filing with, any Governmental Authority, except in each case as would not impact Guarantor’s ability to perform or comply with its obligations hereunder in any material respect.

(c) The Seller’s remedies against Guarantor under this guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Seller, the Companies, and their Affiliates against (a) Guarantor and (b) any former, current or future direct or indirect parent, subsidiary (excluding Buyer), affiliate, equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, financing source, insurer, assignee, successor, predecessor, attorney, advisor, associate, agent or other representatives of Guarantor or Buyer or any former, current or future direct or indirect parent, subsidiary, affiliate, equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, financing source, insurer, assignee, successor, predecessor, attorney, advisor, associate, agent or other representatives or successors or assigns of any of the foregoing (other than Buyer to the extent provided in this Agreement) (those persons and entities described in clause (b), each being referred to as a “Non-Recourse Party”), in respect of any liabilities, obligations, claims, causes of action, losses, damages, or recovery of any kind (including consequential, indirect, or punitive damages, and whether at law, in equity, or otherwise) arising under, or in connection with, this guarantee or this Agreement, the transactions contemplated thereby, or the breach hereof or thereof (whether willfully, intentionally, unintentionally, or otherwise) including in the event Guarantor or Buyer breaches its obligations under this Agreement.

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(d) Notwithstanding any other provision of this guarantee or the Agreement to the contrary, the Seller hereby covenants and agrees that Guarantor may assert, as a defense to such payment or performance by Guarantor under this guarantee, or as an affirmative claim against the Seller, the Companies or their Affiliates, or any Person claiming by, through or on behalf of any of them, (a) any rights, remedies, set-offs and defenses that Buyer could assert pursuant to the terms of the Agreement or pursuant to any applicable legal requirement or Law in connection therewith (other than any such rights, remedies, set-offs and defenses arising out of, due to, or as a result of, the insolvency or bankruptcy of Buyer) and (b) any breach by the Seller or the Companies of this Agreement.

10.20 Legal Representation.

(a) Each of the Parties acknowledges and agrees that Bryan Cave Leighton Paisner LLP (“BCLP”) may have acted as counsel for Holdings and the Seller and/or their respective Affiliates in connection with this Agreement and the Contemplated Transactions (the “Disposition Engagement”).

(b) Each of the Parties acknowledges and agrees that all confidential communications between the Companies and the Seller and/or their respective Affiliates, on the one hand, and BCLP, on the other hand, in the course of the Disposition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and their Affiliates (other than the Companies), and not the Companies, and shall not pass to or be claimed, held, or used by Buyer or the Companies upon or after the Closing. Accordingly, Buyer shall not have access to any such communications, or to the files of BCLP relating to the Disposition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of BCLP in respect of the Disposition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights, and (ii) BCLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies or Buyer by reason of any attorney-client relationship between BCLP and the Companies or otherwise. Buyer, on behalf of itself and its Affiliates irrevocably waives any right it may have to discover or obtain information or documentation relating to the Disposition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed by BCLP to the Seller, the Companies and/or their respective Affiliates. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Companies and their Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Each of the Parties acknowledges and agrees that BCLP may have acted as counsel for the Seller, Holdings and/or their respective Affiliates in certain matters prior to the Disposition Engagement and that the Seller reasonably anticipates that BCLP will continue to represent it or its Affiliates (other than the Companies) in future matters. Accordingly, Buyer on behalf of itself and its Affiliates, and Holdings, expressly: (A) consent to BCLP’s representation of the Seller and/or their Affiliates in any matter, including any post-Closing matter in which the interests of Buyer, the Companies or any of their Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the Contemplated Transactions, and whether or not such matter is one in which BCLP may have previously advised the Seller or any of its Affiliates; and (B) consent to the disclosure by BCLP to the Seller or any of its Affiliates of any information learned by BCLP in the course of its representation of the Seller, Holdings or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or BCLP’s duty of confidentiality.

(d) Buyer, on behalf of itself and its Affiliates, and each Company further covenants and agrees that each shall not assert any claim, and that it hereby waives any claim, against BCLP in respect of legal services provided to any of the Companies by BCLP in connection with the Disposition Engagement.

(e) Upon and after the Closing, the Companies shall cease to have any attorney-client relationship with BCLP, unless and to the extent BCLP is specifically engaged in writing by any Company to represent such Company after the Closing and such engagement either (i) involves no conflict of interest with respect the Seller and/or their Affiliates or (ii) the Seller and/or its Affiliates, as applicable, consents in writing at the time to such engagement. Any such representation by BCLP after the Closing shall not affect the foregoing provisions hereof.

(f) Buyer and Holdings, on behalf of themselves and the Companies consent to the arrangements in this Section 10.20 and agree to take, and to cause their Affiliates to take, all steps necessary to implement the intent of this Section 10.20 and not to take or cause their Affiliates to take positions contrary to the intent of this Section 10.20. Buyer and the Companies further agree that BCLP and its partners and employees are third-party beneficiaries of this Section 10.20.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

WIRELESS TELECOMMUNICATIONS GROUP, LTD

By:	/s/ Timothy Whelan
Name:	Timothy Whelan
Title:	Chief Executive Officer

WIRELESS TELECOM GROUP, INC.

By:	/s/ Timothy Whelan
Name:	Timothy Whelan
Title:	Chief Executive Officer

E-SPACE ACQUISITIONS LLC

By:	/s/ Ryan Gardner
Name:	Ryan Gardner
Title:	Manager

Solely for the purposes of Section 10.19,

E-SPACE INC.

By:	/s/ Greg Wyler
Name:	Greg Wyler
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

PROMISSORY NOTE

U.S. $100,000.00	Dated as of [•], 2022

FOR VALUE RECEIVED, effective as of the Closing Date, the undersigned, E-Space Acquisitions LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to Wireless Telecom Group, Inc., a New Jersey corporation (the “Holder”), the principal sum of ONE HUNDRED THOUSAND DOLLARS ($100,000), together with all accrued and unpaid interest thereon from time to time as provided herein.

1. Purchase Agreement. This Promissory Note (this “Note”) is issued by the Borrower, on the date hereof, pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 4, 2022, between the Borrower, the Holder and the other parties thereto. If the Closing under the Purchase Agreement does not occur, this Note shall be null and void. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Purchase Agreement.

2. Interest. The Borrower promises to pay simple interest (“Interest”) on the outstanding principal amount of this Note at a rate of 10% per annum (the “Interest Rate”). All Interest on this Note shall be computed on the basis of a 365 (or 366) day year for the actual number of days elapsed.

3. Payment Dates and Set Off. This Note shall be payable as follows:

(a) The Note shall not become due and payable until after the determination of the Final Adjustment Amount pursuant to Section 2.5 of the Purchase Agreement; this Note shall be subject to set off by the Borrower pursuant to the Purchase Agreement, and any set off shall be applied to the principal balance of this Note, and accrued interest on any principal amount so set off and cancelled shall automatically be cancelled;

(b) Thereafter, the Note shall become due and payable upon the earliest of (i) the one (1) year anniversary of the Closing, (ii) in the event of the execution of a definitive agreement for a Change of Control or Deemed Liquidation of the Holder occurring after the date hereof, on the second Business Day following written notice from Holder to the Borrower of approval of the shareholders of the Holder of such agreement and transaction, (iii) immediately upon the closing of an equity financing of Borrower occurring on or after January 1, 2023 resulting in gross proceeds to Borrower of at least $47.5 million, (iv) immediately upon the closing of a debt financing of Borrower occurring on or after January 1, 2023 (excluding (x) accounts payable, accrued expenses, letters of credit, subsidiary guaranties and similar liabilities in the ordinary course of business, (y) lease financings, and (z) other debt-like obligations other than for money borrowed from banks or similar lending institutions), or (v) immediately upon the consummation of a Change of Control or Deemed Liquidation of Borrower occurring after the date hereof (the “Maturity Date”). This Note may be prepaid at any time without penalty or premium.

4. Amendment. No amendment of any provision of this Note shall be effective, unless the same shall be in writing and signed by the Borrower and the Holder. Except as otherwise expressly set forth herein, any failure of the Borrower to comply with any provision hereof may only be waived in writing by the Holder. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Note or default by any other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

5. Defaults and Remedies.

(a) Events of Default. An “Event of Default” shall occur if:

(i) the Borrower shall default in the payment of the principal of or any Interest on this Note, when and as the same shall become due and payable;

(ii) the Borrower or any of its subsidiaries shall make a general assignment for the benefit of creditors, or become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(iii) this Note or the Guaranty shall cease, for any reason, to be in full force and effect, or Borrower shall so assert in writing or shall disavow any of its obligations hereunder or thereunder, other than pursuant to the Purchase Agreement;

(iv) the Borrower or an Affiliate of the Borrower that controls the Borrower has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”);

(v) an involuntary petition has been filed against the Borrower or an Affiliate of the Borrower that controls the Borrower under the Bankruptcy Code, that is not stayed, vacated or removed within sixty (60) days;

(vi) this Note is rejected, or is deemed rejected, under Section 365 of the Bankruptcy Code, following the filing of a voluntary petition by the Borrower under the Bankruptcy Code, or the filing of an involuntary petition against the Borrower or an Affiliate of the Borrower that controls the Borrower under the Bankruptcy Code;

(vii) the Borrower or an Affiliate of the Borrower that controls the Borrower is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law; or

(viii) the Borrower executes an assignment for the benefit of creditors.

(b) Acceleration. If an Event of Default occurs under Section 5(a)(v) or (vi), then the outstanding principal of and all accrued Interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing, interest on this Note shall accrue at a rate equal to the Interest Rate plus 2% and the Holder, by written notice to the Borrower, may declare the principal of and accrued Interest on this Note to be immediately due and payable. Upon the occurrence of such automatic event or declaration, such principal and Interest shall become immediately due and payable.

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6. Guaranty. espace Inc., a Delaware corporation, as parent of Borrower, shall guaranty this Note (the “Guaranty”).

7. Suits for Enforcement. Upon the occurrence of any one or more Events of Default, the Holder of this Note may seek to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, and may seek to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holders of this Note. Any reasonable costs or expenses incurred in connection with protection or enforcement of any of the foregoing shall be paid by the Borrower; provided that the Borrower shall have no such obligations in connection with any disputes under the Purchase Agreement, including without limitation Section 2.5 thereof.

8. Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

9. Offset. The Borrower shall be entitled to offset the Note in amounts finally agreed or determined pursuant to Section 2.5 of the Purchase Agreement, and the principal amount of this Note shall automatically be reduced by the Final Adjustment Amount payable to the Borrower.

10. Assignment. Neither this Note nor any of the rights, interests, or obligations hereunder shall be transferred, delegated or assigned by the Borrower or the Holder.

11. Replacement of Note. On receipt by the Borrower of an affidavit of an authorized representative of the Holder, in form and substance reasonably satisfactory to the Borrower, stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Borrower, at the Holder’s expense, will promptly execute and deliver, in lieu thereof, a new Note of identical tenor.

12. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not.

13. Notices. All notices, demands and other communications provided for or permitted hereunder shall be delivered in accordance with Section 10.3 of the Purchase Agreement.

14. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Note, including any claim, controversy, dispute or cause of action (whether in contract or tort) that may be based upon, arise out of or relate to this Note or the negotiation, execution or performance of this Note or the transactions contemplated hereby and thereby, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

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15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BETWEEN THE PARTIES, DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AGREEMENT ANCILLARY HERETO, OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY DISPUTES RELATED HERETO OR THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, REPRESENTATIVE OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 15.

16. Submission to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court located in the United States District Court for the District of Delaware (together with the appellate courts thereof, the “Chosen Courts”) for the purposes of any action, litigation or other proceeding arising out of this Note or any transaction contemplated hereby and thereby, and each of the Parties agrees to commence any action, litigation or proceeding relating hereto in any Chosen Court. To the extent that service of process by mail is permitted by applicable law, each Party irrevocably consents to the service of process in any such proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices as set forth in Section 13 above. Each of the Parties irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any action, suit or proceeding arising out of this Note in any Chosen Court, (b) any claim that any action, suit or proceeding arising out of this Note brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to any such action, suit or proceeding arising out of this Note.

17. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

18. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of Page Is Intentionally Left Blank]

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

E-SPACE ACQUISITIONS LLC,
a Delaware limited liability

By:
Name:
Title:

Agreed and Accepted:

WIRELESS TELECOM GROUP, INC.

By:
Name:
Title:

[Signature Page To Promissory Note]

GUARANTY

This Guaranty (this “Guaranty”), dated as of [•], 2022, is made by espace Inc., a Delaware corporation (“Guarantor”), for the benefit of Wireless Telecom Group, Inc., a New Jersey corporation (“Holder”).

Pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 4, 2022, between E-Space Acquisitions LLC, a Delaware limited liability (“Borrower”), Wireless Telecommunications Group, Ltd., and the Holder, Borrower has executed a Promissory Note of even date herewith in the amount of One Hundred Thousand Dollars ($100,000) payable to Holder (as the same may be amended, supplemented or restated from time to time, the “Note”).

As a condition to extending such credit to Borrower, Holder has required the execution and delivery of this Guaranty.

Guarantor therefore agrees as follows:

1. Definitions.

1.1 All capitalized terms defined in the Note that are not otherwise defined in this Guaranty have the meanings given them in the Note.

2. Agreement to Guarantee.

2.1 Obligations Guaranteed. For value received, Guarantor absolutely and unconditionally guarantees to Holder the full and prompt payment and performance when due, whether at maturity or earlier by reason of acceleration or otherwise, of (i) the payment of all amounts payable by Borrower pursuant to the Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for mandatory prepayment or otherwise, and (ii) all expense reimbursement obligations of Borrower under the Note (collectively, the “Obligations”).

2.2 Savings Provision. Notwithstanding anything contained in this Guaranty to the contrary, the liability of Guarantor at any time will be limited to the maximum amount as will result in the liability of Guarantor not constituting a fraudulent conveyance or fraudulent transfer to the extent applicable to this Guaranty and the liability of Guarantor.

3. Guarantor’s Representations and Warranties. Guarantor represents and warrants to Holder that Guarantor has a direct and substantial economic interest in Borrower and expects to derive substantial benefits therefrom and from any loans, credit transactions, financial accommodations, discounts, purchases of property and other transactions and events resulting in the creation of the Obligations guarantied hereby. Holder may rely conclusively on a continuing warranty, hereby made, that Guarantor continues to be benefited by this Guaranty and Holder shall have no duty to inquire into or confirm the receipt of any such benefits, and this Guaranty shall be effective and enforceable by Holder without regard to the receipt, nature or value of any such benefits.

4. Unconditional Nature. No act or thing need occur to establish Guarantor’s liability hereunder, and no act or thing, except full payment and discharge and/or set off and discharge pursuant to the Purchase Agreement or the Note of all of the Obligations, shall in any way exonerate Guarantor hereunder or modify, reduce, limit or release Guarantor’s liability hereunder. This is an absolute, unconditional and continuing guaranty of payment of the Obligations and shall continue to be in force and be binding upon Guarantor, until all of the Obligations are paid in full and/or cancelled pursuant to the Purchase Agreement or the Note. Notwithstanding the foregoing, and for additional clarity, in the event that the Obligations are reduced pursuant to the Purchase Agreement or the Note, then the Guarantor’s liability hereunder shall be reduced by a comparable amount. For example, if the Final Adjustment Amount (as defined in the Purchase Agreement) is negative $60,000 and that amount is set off against the Note to reduce the principal amount of the Note to $40,000, then this Guaranty is limited to payment of such remaining $40,000 in principal amount of the Note together with accrued interest on such $40,000 in principal amount from the date of issuance of the Note, and this Guaranty does not apply to the $60,000 which was set off against and cancelled that portion of the original principal amount of the Note or the amount of interest which was cancelled with respect thereto.

5. Insolvency of Guarantor. The bankruptcy of Guarantor shall not revoke this Guaranty, except upon actual receipt of written notice thereof by Holder and only prospectively, as to future transactions, as herein set forth. If Guarantor becomes insolvent (however defined), then Holder shall have the right to declare immediately due and payable, and Guarantor will pay to Holder, the full amount of all of the Obligations whether due and payable or unmatured. If Guarantor voluntarily commences or there is commenced involuntarily (and not stayed, vacated or removed within sixty (60) days) against Guarantor a case under the United States Bankruptcy Code, the full amount of all Obligations, whether due and payable or unmatured, shall be immediately due and payable without demand or notice thereof.

6. Subrogation. Guarantor hereby waives all rights that Guarantor may now have or hereafter acquire, whether by subrogation, contribution, reimbursement, recourse, exoneration, contract or otherwise, to recover from Borrower or from any property of Borrower any sums paid under this Guaranty. Guarantor will not exercise or enforce any right of contribution to recover any such sums from any person who is a co-obligor with Borrower or a guarantor or surety of the Obligations or from any property of any such person until all of the Obligations shall have been fully paid and discharged.

7. Enforcement Expenses. Guarantor shall pay on demand all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Holder (a) in collecting the Obligations and in enforcing its rights under this Guaranty and the Note following and during the continuance of an Event of Default, and (b) in any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, or other similar proceeding relating to Borrower, Borrower’s assets, or Guarantor.

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8. Holder’s Rights. Holder shall not be obligated by reason of its acceptance of this Guaranty to engage in any transactions with or for Borrower. Whether or not any existing relationship between Guarantor and Borrower has been changed or ended and whether or not this Guaranty has been revoked, Holder may enter into transactions resulting in the creation or continuance of the Obligations and may otherwise agree, consent to or suffer the creation or continuance of any of the Obligations, without any consent or approval by Guarantor and without any prior or subsequent notice to Guarantor. Guarantor’s liability shall not be affected or impaired by any of the following acts or things (which Holder is expressly authorized to do, omit or suffer from time to time, both before and after revocation of this Guaranty, without consent or approval by or notice to Guarantor): (a) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all of the Obligations; (b) one or more extensions or renewals of the Obligations (whether or not for longer than the original period) or any modification of the interest rates, maturities, if any, or other contractual terms applicable to any of the Obligations or any amendment or modification of any of the terms or provisions of any loan agreement or other agreement under which the Obligations or any part thereof arose; (c) any waiver or indulgence granted to Borrower, any delay or lack of diligence in the enforcement of the Obligations or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any of the Obligations; (d) any full or partial release of, compromise or settlement with, or agreement not to sue, Borrower or any guarantor or other person liability in respect of any of the Obligations other than pursuant to the terms of the Purchase Agreement; (e) any release, surrender, cancellation or other discharge of any evidence of the Obligations or the acceptance of any instrument in renewal or substitution therefor other than pursuant to the terms of the Purchase Agreement; (f) any failure to obtain collateral security (including rights of setoff) for the Obligations, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security; (g) any manner, order or method of application of any payments or credits upon the Obligations; and (h) any election by Holder under Section 1111(b) of the United States Bankruptcy Code.

9. Waivers by Guarantor. Guarantor waives any and all defenses and discharges available to a surety, guarantor or accommodation co-obligor. Guarantor waives any and all defenses, claims, setoffs and discharges of Borrower, or any other obligor, pertaining to the Obligations, except the defense of discharge by payment in full and except pursuant to the Purchase Agreement. Without limiting the generality of the foregoing, Guarantor will not assert, plead or enforce against Holder any defense of waiver, release, discharge or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to Borrower or any other person liable in respect of any of the Obligations, or any setoff available against Holder to Borrower or any other such person, whether or not on account of a related transaction. The liability of Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting, Borrower or any of its assets. Guarantor will not assert, plead or enforce against Holder any claim, defense or setoff available to Guarantor against Borrower. Guarantor waives presentment, demand for payment, notice of dishonor or nonpayment and protest of any instrument evidencing the Obligations. Holder shall not be required first to resort for payment of the Obligations to Borrower or other persons, or their properties, or first to enforce, realize upon or exhaust any collateral security for the Obligations, before enforcing this Guaranty.

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10. Reinstatement. If any payment applied by Holder to the Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of Borrower or any other obligor), the Obligations to which such payment was applied shall for the purpose of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such Obligations as fully as if such application had never been made.

11. No Duties Owed by Holder. Guarantor acknowledges and agrees that Holder (a) has not made any representations or warranties with respect to, (b) does not assume any responsibility to Guarantor for, and (c) has no duty to provide information to Guarantor regarding, the enforceability of any of the Obligations or the financial condition of Borrower or any guarantor. Guarantor has independently determined the creditworthiness of Borrower and the enforceability of the Obligations and until the Obligations are paid in full will independently and without reliance on Holder continue to make such determinations.

12. Miscellaneous.

12.1 Notices. Except as otherwise specified herein, any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing, addressed to the other party as set forth below such party’s signature to this Guaranty or below for Holder (or to such other address or person as either party or person entitled to notice may by notice to the other party specify), and shall be: (a) personally delivered; (b) delivered by Federal Express or other comparable overnight delivery service; or (c) transmitted by United States certified mail, return receipt requested with postage prepaid.

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If to the Holder:	Wireless Telecom Group, Inc.
25 Eastmans Road
Parsippany, NJ 07054
Attention: Timothy Whelan
Email: twhelan@wtcom.com

With a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
1290 Avenue of the Americas,
New York, NY 10104
Attn: Tara Newell
E-mail: tara.newell@bclplaw.com

If to the Guarantor:	espace, Inc.
449 N Santa Cruz
Los Gatos, CA 95030
Attention: Ryan Gardner
E-mail: legal@e-space.com

With a copy (which shall not constitute notice) to:

Choate Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attn: John Meltaus
Email: jmeltaus@choate.com

All such notices and communications shall have been duly given and shall be effective: (i) when delivered; (ii) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to Federal Express or other comparable overnight delivery service; or (iii) the third Business Day following the day on which the same is sent by certified mail, postage prepaid.

12.2 No Oral Amendments. This Guaranty may not be modified, amended, waived, extended, changed, discharged, revoked or terminated orally or by any act or failure to act on the part of Guarantor or Holder, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge, revocation or termination is sought.

12.3 Counterparts; Integration; Effectiveness. This Guaranty and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. This Guaranty and the Note constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart signature page.

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12.4 Successors and Assigns. The terms and conditions of this Guaranty shall be binding upon Guarantor and its respective successors, assigns and legal representatives. This Guaranty shall not be transferable or assignable by the Holder, in whole or in part.

12.5 Severability. If any term, covenant or condition of this Guaranty is held to be invalid, illegal or unenforceable in any respect, this Guaranty shall be construed without such provision.

12.6 Governing Law; Jurisdiction; Etc.

12.6.1 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Guaranty, including any claim, controversy, dispute or cause of action (whether in contract or tort) that may be based upon, arise out of or relate to this Guaranty or the negotiation, execution or performance of this Guaranty or the transactions contemplated hereby and thereby, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

12.6.2 Submission to Jurisdiction. Guarantor irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court located in the United States District Court for the District of Delaware (together with the appellate courts thereof, the “Chosen Courts”) for the purposes of any action, litigation or other proceeding against Holder arising out of this Guaranty or any transaction contemplated hereby and thereby, and each of the parties agrees to commence any action, litigation or proceeding (a “Litigation”) relating hereto in any Chosen Court. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any Chosen Court, (b) any claim that any such Litigation brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to such Litigation. Each of the parties hereto agrees that a final judgment in any Litigation will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect any right that Holder may otherwise have to bring any action or proceeding relating to this Guaranty against Guarantor or its properties in the courts of any jurisdiction.

12.6.3 Waiver of Venue. Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any such court referred to in Section 12.6.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.6.4 Service of Process. Guarantor irrevocably consents to the service of process in the manner provided for notices in Section 12.1 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

12.7 Waiver of Jury Trial. GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THE NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF GUARANTOR OR HOLDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER EXTENDING SUCH CREDIT UNDER THE NOTE.

[signature page to follow]

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Guarantor has executed this Guaranty as of the date set forth in the introductory clause.

espace Inc.,
a Delaware corporation

By:
Name:
Title:

Address:

449 N Santa Cruz
Los Gatos, CA 95030

Attn: Ryan Gardner

Agreed and Accepted:

WIRELESS TELECOM GROUP, INC.

By:
Name:
Title:

[Signature Page to Guaranty]

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of [●], 2022 (the “Effective Date”), is by and between Wireless Telecom Group, Inc., a New Jersey corporation (the “Contributor”), and Wireless Telecommunications Group, LTD, a company organized under the laws of England and Wales with registered number 10614152 (“Holdings”).

RECITALS

A. The Contributor currently owns 100% of the issued and outstanding equity interests in Holdings.

B. Holdings currently owns 100% of the issued and outstanding equity interests in CommAgility Limited, a company organized under the laws of England and Wales with registered number 05914025 (“CommAgility”).

C. The Contributor currently holds indebtedness from CommAgility, in an amount equal to $[●]1 (the “Contributed Payable”).

D. The Contributor has determined to contribute and assign the Contributed Payable to the capital of Holdings, pursuant to this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Contribution. Effective as of the Effective Date, the Contributor hereby assigns to Holdings all of the Contributor’s right, title, and interest in and to the Contributed Payable. For U.S. federal and state income tax purposes, and other relevant purposes, the transactions contemplated by this Agreement shall be treated as a contribution of the Contributed Payable by the Contributor to the capital of Holdings. The parties agree that the fair value of the Contributed Payable is equal to the principal/face amount of the Contributed Payable which is also equal to the Contributor’s tax basis in the Contributed Payable.

2.	Successors and Assigns. The provisions of this Agreement shall be binding upon the Contributor, its successors and assigns, and all persons claiming by, under or through the Contributor, and shall inure to the benefit of and be enforceable by Holdings and its successors and assigns.

3.	Governing Law. This Agreement and the rights of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of choice or conflicts of law (whether of the State of New Jersey or any other jurisdiction).

1Note to Draft: Amount will be determined immediately/day before Closing when the Estimated Closing Net Working Capital is determined.

4.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. Delivery of a scanned copy of an executed counterpart of a signature page to this Agreement by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.	Further Assurances. Each party hereto agrees to perform any and all further acts, and/or to execute and deliver (with acknowledgment, verification, and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Agreement, the Contribution, and the Issuance as contemplated herein.

6.	Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Contribution Agreement effective as of the date first written above.

CONTRIBUTOR:

WIRELESS TELECOM GROUP, INC.

By:
Name:	Timothy Whelan
Title:	Chief Executive Officer

HOLDINGS:

WIRELESS TELECOMMUNICATIONS GROUP, LTD

By:
Name:	Timothy Whelan
Title:	Chief Executive Officer

Signature Page to Contribution Agreement (Payable Contribution)